UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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The South Financial Group, Inc.

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NOTICE OF 2008 ANNUAL MEETING OF SHAREHOLDERS May 6, 2008

The 2008 Annual Meeting of Shareholders of The South Financial Group, Inc. (“TSFG”) will be held at the Gunter Theatre, 300 South Main Street, Greenville, South Carolina, on Tuesday, May 6, 2008, at 10:30 a.m. for the following purposes:

(1)	To set the number of Directors at 14 persons and elect five Directors;

(2)	To consider for approval Amendments to Articles of Incorporation to replace supermajority voting provisions with majority voting provisions;

(3)	To consider for approval Amendments to Articles of Incorporation to phase out TSFG’s “classified” board structure;

(4)	To consider for approval the TSFG Stock Option Plan, including amendments to increase the shares available for issuance thereunder by 500,000;

(5)	To consider for approval the TSFG Long Term Incentive Plan;

(6)	To consider for approval the TSFG Management Performance Incentive Plan;

(7)	To consider for approval a shareholder proposal regarding a non-binding shareholder vote to ratify executive compensation;

(8)	To ratify the appointment of PricewaterhouseCoopers LLP as TSFG’s independent registered public accounting firm for fiscal year 2008; and

(9)	To transact any other business that may properly come before the Annual Meeting and any adjournment.

Common shareholders of record at the close of business on March 3, 2008 are entitled to notice of, and to vote at, the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting: This Proxy Statement and TSFG’s Annual Report on Form 10-K are at www.thesouthgroup.com/proxy. Our Proxy Statement is attached to this Notice. Financial and other information concerning TSFG is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007. Pursuant to new rules promulgated by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials both by sending you a full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This Proxy Statement and our Form 10-K are available at our web site at www.thesouthgroup.com. Also, in accordance with new SEC rules, you may access our Proxy Statement at www.thesouthgroup.com/proxy, which does not have “cookies” that identify visitors to the site.

By order of the Board of Directors,

William P. Crawford, Jr., Secretary

Greenville, South Carolina

March 28, 2008

SHAREHOLDERS ARE URGED TO SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED, OR VOTE VIA TELEPHONE OR THE INTERNET, ALL AS DESCRIBED IN THE ATTACHED PROXY STATEMENT.

PROXY STATEMENT

For the Annual Meeting of Shareholders

to be held on May 6, 2008, at 10:30 a.m.

at the Gunter Theatre, The Peace Center for the Performing Arts,

300 South Main Street, Greenville, SC 29601

GENERAL INFORMATION

This Proxy Statement and the enclosed proxy materials relate to the Annual Meeting of Shareholders of The South Financial Group, Inc. (the “Company” or “TSFG”) to be held on May 6, 2008, at 10:30 a.m. at the Gunter Theatre, 300 South Main Street, Greenville, South Carolina.

These proxy materials are being furnished by TSFG in connection with a solicitation of proxies by TSFG’s Board of Directors (the “Board”) and are being mailed on or about March 28, 2008.

Who May Vote at the Annual Meeting

These proxy materials are provided to holders of TSFG’s common stock who were holders of record on March 3, 2008 (the “Record Date”). Only TSFG common shareholders of record on the Record Date are entitled to vote at the Annual Meeting. On the Record Date, 72,619,780 shares of TSFG common stock were outstanding.

Dividend Reinvestment Plan Shares. If you are a participant in TSFG’s Dividend Reinvestment Plan, the number shown on the enclosed proxy card includes shares held for your account in that plan.

Employee Benefit Plan Shares. If you hold TSFG common stock in a TSFG employee benefit plan, you may vote your shares by completing, signing, dating and returning the enclosed proxy card in accordance with the instructions provided on the card. The trustee for each plan will cause votes to be cast confidentially in accordance with your instructions. Plan shares not voted by participants will be voted by the trustee in accordance with management’s recommendation.

Voting and Proxy Procedures

Each share of TSFG common stock outstanding on the Record Date will be entitled to one vote at the Annual Meeting. Proxy cards are enclosed to facilitate voting.

If your shares are registered in your name, you may vote your shares by telephone, by Internet, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Simply follow the easy instructions on the proxy card. You may also vote in person at the Meeting. Execution of the enclosed proxy card or voting via telephone or Internet will not affect your right to attend the Annual Meeting.

If your shares are held in “street name” through a broker, bank or other nominee, please follow the instructions provided by your nominee on the enclosed voting instruction form, in order to vote your shares by telephone, by Internet, or by signing, dating and returning the voting instruction form in the enclosed postage-paid envelope. If you desire to vote in person at the Annual Meeting, you must provide a legal proxy from your bank, broker or other nominee.

Shares of TSFG common stock for which instructions are received will be voted in accordance with the shareholder’s instructions. If you send in your proxy card or use Internet or telephone voting, but do not specify how you want to vote your shares, we will vote them FOR each of the items being proposed by management, AGAINST the shareholder proposal set forth in Item 7, and in the discretion of the proxy holders as to any other business that may properly come before the Annual Meeting and any adjournment.

Revocation of Proxies

If you are a shareholder whose shares are registered in your name, you may revoke your proxy at any time before it is voted by one of the following methods:

•	Submitting another proper proxy with a more recent date than that of the earlier proxy by:

(1) following the telephone voting instructions, or

(2) following the Internet voting instructions, or

(3) completing, signing, dating and returning a proxy card to TSFG’s Corporate Secretary.

•	Sending written notice of revocation to TSFG’s Corporate Secretary.

•	Attending the Annual Meeting and voting by ballot (although attendance at the Annual Meeting will not, in and of itself, revoke a proxy).

If you hold your shares in “street name” through a broker, bank or other nominee, you may revoke your proxy by following instructions provided by your broker, bank or nominee. No notice of revocation or later-dated proxy will be effective until received by TSFG’s Corporate Secretary at or prior to the Annual Meeting.

Quorum

Holders representing a majority of the outstanding shares of TSFG common stock, present in person or by proxy, are necessary to constitute a quorum. Broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner reports those shares as present but does not vote on a proposal) are included for purposes of determining whether or not a quorum exists.

Other Matters Related to the Meeting

Only matters brought before the Annual Meeting in accordance with TSFG’s Bylaws will be considered. Aside from the eight Items listed above in the Notice of Annual Meeting, TSFG does not know of any other matters that will be presented at the Annual Meeting. However, if any other matters properly come before the Annual Meeting and any adjournment, the proxy holders will vote them in accordance with their best judgment.

Should any Nominee for Director become unable or unwilling to accept nomination or election, the persons acting under the proxy intend to vote for the election of another person recommended by the Nominating and Corporate Governance Committee of the Board of Directors and nominated by the Board. TSFG has no reason to believe that any of the five Nominees will be unable or unwilling to serve if elected to office.

The applicable regulations of the Securities and Exchange Commission (the “SEC”) require that TSFG disclose a recent closing stock price. Accordingly, the closing price of the TSFG common stock as of March 3, 2008 was $14.12. TSFG’s principal executive offices are located at 104 S. Main Street, Greenville, South Carolina 29601.

ITEM NO. 1 - ELECTION OF DIRECTORS

General Information Regarding Election of Directors

Beginning with the 2008 Annual Meeting, management proposes to set the number of Directors at 14 persons. This compares to the Board’s current size of 17 persons. Mr. Grimes and Dr. Schooler have each announced their intention to retire and become directors emeritus at the 2008 Annual Meeting. Also, Mr. Vickers must retire from the Board in accordance with TSFG’s Bylaws; he will become a director emeritus. The Company believes that 14 is a more appropriate board size under prevailing views of what constitutes good corporate governance, and therefore, has determined not to fill the vacancies created by these retirements. The number of Directors may be set by the shareholders, but also may be amended by the Board between annual meetings, subject to specific limitations set forth in South Carolina law.

Directors will be elected by a plurality of votes cast at the Annual Meeting. Abstentions and broker non-votes with respect to Nominees will not be considered to be either affirmative or negative votes. Shareholders do not have cumulative voting rights with respect to the election of Directors. Notwithstanding the foregoing, the Board has recently adopted a “Majority Voting Policy”, which requires that any nominee for Director in an uncontested election who receives a greater number of votes “withheld” from his/her election than votes “for” such election shall promptly tender his/her resignation to the Company. This is discussed in greater detail below under “Majority Voting Policy for Directors.”

The Board of Directors is currently divided into three classes. At each annual meeting, TSFG’s shareholders elect the members of one of the three classes to three-year terms. However, if Item No. 3 is adopted by shareholders, TSFG’s Articles of Incorporation will be amended to phase out the classified nature of the TSFG Board. The current Nominees for Director will be elected for three-year term ending at the 2011 Annual Meeting irrespective of whether or not Item No. 3 is approved.

Information on Nominees and Directors

Management proposes to nominate to the Board the five persons listed as Nominees below. Each Nominee is currently serving as a Director. Unless authority to vote for a Nominee is withheld, the persons named in the enclosed proxy card intend to vote for the election of these Nominees. Management believes all such Nominees will be available to serve as Directors. However, should any Nominee become unable to serve, the persons named in the enclosed proxy card intend to vote for the election of such other person as the Nominating and Corporate Governance Committee of the Board of Directors may recommend.

The following table sets forth information regarding the Nominees and continuing Directors, including their name, age, period they have served as a Director, and occupation over the past five years.

NOMINEES FOR DIRECTOR TO BE ELECTED AT THE 2008 ANNUAL MEETING OF SHAREHOLDERS FOR TERMS ENDING 2011
Michael R. Hogan Age: 58 Director since 2007	Mr. Hogan serves as President of Puckett, Scheetz and Hogan, an independent insurance agency in Myrtle Beach, South Carolina.
Jon W. Pritchett Age: 46 Director since 2004

Mr. Pritchett serves as President and CEO of Nextran Corporation, which operates a network of Mack and Volvo heavy truck dealerships in Florida, Georgia and Alabama. He is also President of Pritchett Trucking, Inc., a transportation company.

Edward J. Sebastian Age: 61 Director since 2001

Mr. Sebastian is a private investor and serves as an advisor to several private entities. From 1986 to 1999, Mr. Sebastian served as Chairman/CEO of Resource Bancshares Corporation, a financial services company, and Chairman/CEO of Resource Bancshares Mortgage Group, Inc., a mortgage banking company. Mr. Sebastian is also a director of JMP Group, Inc., a holding company which owns investment banking and other financial operations.

NOMINEES FOR DIRECTOR TO BE ELECTED AT THE 2008 ANNUAL MEETING OF SHAREHOLDERS FOR TERMS ENDING 2011 (CONTINUED)
John C. B. Smith, Jr. Age: 63 Director since 2001

Mr. Smith is owner of John C. B. Smith Real Estate and is Of Counsel to the law firm of Nelson Mullins Riley & Scarborough, LLP in Columbia, SC. Prior to 2006, he was Of Counsel to the law firm of Nexsen/Pruet LLP in Columbia, SC.

Mack I. Whittle, Jr. Age: 59 Director since 1986	Mr. Whittle has been President and CEO of TSFG since its organization in 1986. Mr. Whittle became Chairman of TSFG in 2005.

CONTINUING DIRECTORS WHOSE TERMS END AT THE 2009 ANNUAL MEETING OF SHAREHOLDERS
M. Dexter Hagy Age: 63 Director since 1993	Mr. Hagy is a principal of Vaxa Capital Management, LLC, an investment management firm formed in 1995 and headquartered in Greenville, South Carolina.
H. Earle Russell, Jr. Age: 66 Director since 1997	Dr. Russell is a surgeon in Greenville, South Carolina, with Greenville Surgical Associates.
William R. Timmons III Age: 56 Director since 2002	Mr. Timmons is Senior Vice President of Investments, Secretary and Treasurer of Canal Insurance Company, a nationwide insurer of commercial motor vehicles headquartered in Greenville, South Carolina.
David C. Wakefield III Age: 64 Director since 1997	Mr. Wakefield has served as President of Wakefield Enterprises, LLC, a commercial real estate sales and development company, since 1998.

CONTINUING DIRECTORS WHOSE TERMS END AT THE 2010 ANNUAL MEETING OF SHAREHOLDERS
William P. Brant Age: 61 Director since 2001	Mr. Brant is a partner in the law firm of Brant, Abraham, Reiter, McCormick & Greene, P.A. in Jacksonville, Florida.
J. W. Davis Age: 61 Director since 2003

Mr. Davis is Chairman of Carolina First Bank’s North Carolina operations. From 1997 until 2003, Mr. Davis served as President and CEO of MountainBank Financial Corporation, which was acquired by TSFG in October 2003.

William S. Hummers III Age: 62 Director since 1990

Mr. Hummers joined TSFG in June 1988 as CFO. In 2005, he transitioned from Chief Financial Officer to become the Chief Risk and Administrative Officer and he retired on December 31, 2006. He currently serves as Deputy Chairman of the TSFG Board of Directors. He is also a director of World Acceptance Corporation.

Challis M. Lowe Age: 62 Director since 2006

Ms. Lowe is Executive Vice President of Dollar General Corporation, a Fortune 500 discount retailer. From 2000 to 2004, Ms. Lowe served as Executive Vice President of Ryder Systems, Inc., a logistics and transportation services company. Additionally, she serves as Chair of the Board of Florida A&M University.

Darla D. Moore Age: 53 Director since 2005

Ms. Moore is a Vice President of Rainwater, Inc., one of the nation’s largest private investment firms. She serves on the boards of the University of South Carolina and New York University Medical School and Hospital. The University of South Carolina’s Business School bears her name, the only major business school named for a woman. She also serves on the National Advisory Board of JP Morgan and the Board of Directors of MPS Group, Inc.

Given the retirement of three current Directors, and after discussions with several large shareholders, TSFG’s Nominating and Corporate Governance Committee intends to commence a search for at least one new independent Director. In addition to the critieria outlined below under “Policy Regarding Consideration of Director Candidates Recommended by Shareholders”, the Committee will seek candidates who have experience with larger publicly-traded financial institutions and who have considerable experience with the investment community. The Board intends to be deliberate in identifying the best available candidates and expects this process to be completed during or before the third quarter of 2008.

INFORMATION ABOUT THE BOARD OF DIRECTORS

ROLE AND FUNCTIONING OF THE BOARD

The Board of Directors is the ultimate decision-making body of TSFG, except for those matters reserved to the shareholders. It selects the Company’s executive officers, which are charged with the conduct of TSFG’s business. Having selected the senior management team, the Board acts as an advisor and counselor to senior management and monitors its performance. The Board of Directors has the responsibility for overseeing the affairs of TSFG and, thus, an obligation to keep informed about TSFG’s business. This involvement enables the Board to provide guidance to management in formulating and developing plans and to exercise its decision-making authority on appropriate matters of importance to TSFG.

Each year, TSFG management sets aside specific periods to develop, discuss and refine TSFG’s long-range strategic plan and overall corporate strategy. Specific operating priorities are developed to effectuate TSFG’s long-range plan. The advice of third party investment bankers is often sought in this process. Some of the priorities are short-term in focus; others are based on longer-term planning horizons. Senior management reviews the general conclusions reached at its meetings with the Board, and seeks approval of the overall corporate strategy and long-range operating plan. These Board meetings involve both management presentations and input from the Board regarding the assumptions, priorities and objectives that will form the basis for management’s strategies and operating plans. At subsequent Board meetings, the Board continues to substantively review TSFG’s progress against its strategic goals and to exercise oversight regarding strategic areas of importance.

TSFG has formulated a standing agenda for each of the regular meetings of the Board throughout the year. This agenda is reviewed and approved by the Board annually. A primary purpose of this agenda is to ensure that the Board complies with the terms of its Corporate Governance Charter. Additional agenda items may be added as necessary or as requested by a Board member. The Board typically invites members of senior management to attend Board meetings or portions thereof for the purpose of participating in discussions.

TSFG’s Bylaws provide for a Lead Independent Director (currently John C. B. Smith), who acts as chair of meetings of the Board when the Chairman is not present; consults and meets with any or all outside Directors as required and represents such Directors in discussions with management of TSFG on corporate governance issues and other matters; ensures that the Board, Committees of the Board, individual Directors and senior management of the Company understand and discharge their duties and obligations under TSFG’s system of corporate governance; mentors and counsels new members of the Board to assist them in becoming active and effective Directors; conducts Director evaluations, leads executive sessions on CEO evaluation and conducts conversations with the CEO; and performs such other duties and responsibilities as may be delegated to the Lead Independent Director by the Board from time to time. Executive sessions, or meetings of outside Directors without management present, are held at regular intervals for both the Board and the Committees. The Lead Independent Director or the chair of the Committee generally presides at executive sessions of non-management Directors. The Board meets in executive session a minimum of two times each year.

The Board of Directors met four times during 2007. All members attended at least 75% of the Board meetings, except Mr. Hagy who attended 50% of the Board meetings. All members attended at least 75% of the meetings of Committees on which they served.

DIRECTOR COMPENSATION

Standard non-employee Director compensation includes a Board service retainer of $49,000, meeting fees of $2,000 for each Board meeting attended and $1,500 for each Committee meeting attended. Special retainers are paid to the Lead Independent Director ($50,000), Audit Committee Chair ($20,000), Risk Committee Chair ($15,000) and Compensation Committee Chair ($15,000). Of the retainers, $33,000 of the Board service retainer and 60% of the special retainers are paid quarterly in the form of stock grants valued at fair market value at the time of grant. The balance of the retainers, and any additional fees for meeting attendance, are paid in cash. Also, the option to elect medical coverage similar to that of employees, and at the same contribution rates, is offered to

Directors under the age of 65 if no other coverage was available to them through other employers. Employee-directors receive no compensation for service as Directors.

The following table sets forth information with respect to compensation paid to the Directors of TSFG (other than Directors who are also Named Executive Officers in this Proxy Statement) for services rendered during the year which ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Change in Pension Value and Non- qualified Deferred Compensation Earnings	All Other Compensation ($)		Total ($)
William P. Brant	$31,500	$ 32,988	$ —	$ —	$ 4,500	(2)	$68,988
J.W. Davis	—	22,392	—	—	351,726	(3)	374,118
C. Claymon Grimes, Jr.	24,000	32,988	—	—	—		56,988
M. Dexter Hagy	54,500	32,988	—	—	3,000	(2)	90,488
Michael R. Hogan	25,500	12,366	4,937	—	4,500	(2)	47,303
William S. Hummers III	31,500	108,996	—	—	6,192	(4)	146,688
Challis M. Lowe	34,500	32,988	—	—	—		67,488
Darla D. Moore	42,000	32,988	—	—	—		74,988
Jon W. Pritchett	52,500	32,988	—	—	3,000	(2)	88,488
H. Earle Russell, Jr.	33,000	32,988	—	—	6,000	(2)	71,988
Charles B. Schooler	24,000	32,988	—	—	—		56,988
Edward J. Sebastian	61,500	41,993	—	—	25,692	(5)	129,185
John C. B. Smith, Jr.	53,000	62,977	—	—	17,192	(6)	133,169
William R. Timmons III	80,000	44,994	—	—	9,500	(2)	134,494
Samuel H. Vickers	51,000	41,993	—	—	3,000	(2)	95,993
David C. Wakefield III	42,000	32,988	—	—	43,134	(7)	118,122
(1)

On May 1, 2007, Mr. Hogan received a fully vested stock option to purchase up to 1,000 shares of TSFG stock with a grant date fair value of $4,937 (which occurred prior to his appointment to the TSFG Board and was made in connection with his service on the Board of TSFG’s bank subsidiary). On May 7, 2007, Mr. Hummers was awarded 20,000 restricted stock units which vest, subject to his continued service on the TSFG Board, 25% per year over four years with a grant date fair value of $466,400. No other stock options were granted to TSFG’s outside Directors during 2007. The stock granted to outside Directors included in the table above was fully vested on the date of grant. The number of shares of TSFG stock underlying stock options outstanding as of December 31, 2007 for each of the Directors were: Mr. Brant 11,187, Mr. Davis 30,272, Mr. Grimes 15,245, Mr. Hagy 15,245, Mr. Hogan 10,000, Dr. Russell 12,263, Dr. Schooler 8,559, Mr. Sebastian 5,483, Mr. Smith 10,819, Mr. Timmons 8,483, Mr. Vickers 13,839, and Mr. Wakefield 15,245. Additionally, at December 31, 2007, Mr. Davis held unvested awards of restricted stock and restricted stock units totaling 6,706 shares and Mr. Hummers held unvested restricted stock units totaling 20,000 shares.

(2)	This consists of board and committee meeting fees paid for service as a board member for TSFG’s bank subsidiary.
(3)

Mr. Davis is an executive officer of TSFG and receives no compensation for his Board service. This consists of (1) $288,750 in salary, (2) $19,200 for automobile allowance, (3) $14,784 contributed to TSFG’s 401(k) plan and ESOP, (4) $3,931 in dividends/ dividend equivalents on unvested restricted stock and restricted stock units, (5) $8,020 paid for insurance not generally available to all TSFG employees, (6) $7,500 paid in connection with the Deferred Compensation Plan, (7) $1,500 paid in connection with TSFG’s charitable contributions matching program, (8) $3,991 in taxes paid with respect to certain benefits and contractual obligations, and (9) $4,050 paid for long-term care insurance. On May 15, 2007, Mr. Davis was granted a restricted stock unit award in the amount of 10,000 shares of which (1) 3,333 are subject to continued service, one-third of which vested on January 31, 2008 with an additional one-third vesting on each of January 31, 2009 and 2010, and (2) 6,667 shares which may vest after the conclusion of the performance period ending on December 31, 2009. See Note 25 to the audited consolidated financial statements included in TSFG’s Annual Report on Form 10-K filed on February 29, 2008 with the SEC for the computation of the fair value used in determining compensation expense for restricted stock unit awards granted in accordance with SFAS 123R.

(4)	This amount relates to premiums for medical coverage elected by Mr. Hummers paid by TSFG.
(5)

This consists of (1) $19,500 in meeting fees paid in connection with Mr. Sebastian’s attendance at various management committees, and (2) $6,192 for premiums for medical coverage elected by Mr. Sebastian paid by TSFG.

(6)

This consists of (1) $6,000 in meeting fees paid to Mr. Smith for his service on the board of TSFG’s bank subsidiary, (2) $6,192 for premiums for medical coverage elected by Mr. Smith paid by TSFG, and (3) $5,000 paid in connection with TSFG’s charitable contribution matching program.

(7)

This consists of (1) $6,000 in meeting fees paid to Mr. Wakefield for his service on the board of TSFG’s subsidiary bank, and (2) $27,678 as an annual payment and $9,456 for premiums for medical coverage provided to Mr. Wakefield pursuant to a director retirement arrangement entered into by an entity acquired by TSFG, for which no services must be provided by Mr. Wakefield.

STANDING BOARD COMMITTEES

It is the policy of TSFG that major decisions be considered by the Board as a whole. Consequently, the Board’s Committee structure is limited to those Committees considered to be appropriate for the operation of a publicly-owned company. Currently there are five standing committees: the Audit Committee, the Risk Committee, the Compensation Committee, the Executive Committee, and the Nominating and Corporate Governance Committee, each of which has a written charter adopted by the Board.

The Audit Committee, the Compensation Committee, the Risk Committee, and the Nominating and Corporate Governance Committee are made up of only independent Directors. The current charter for each of the Board’s standing committees is available on TSFG’s website at www.thesouthgroup.com under the Corporate Governance tab.

Audit Committee. The Audit Committee assists the Board in fulfilling its financial oversight responsibilities by reviewing the financial reports and other financial information provided by TSFG to governmental bodies (such as the SEC) or the public; TSFG’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and TSFG’s auditing, accounting and financial reporting processes generally. For further information concerning the work of the Audit Committee, see “Audit Committee Report” below and the Audit Committee Charter. The Audit Committee met nine times in 2007. The Board of Directors has determined that all members of TSFG’s Audit Committee are independent, as contemplated in the listing standards of the National Association of Securities Dealers (the “NASD”) and the NASDAQ Stock Market, and in particular, “independent” as contemplated in Rule 4200(a)(15) of the NASD’s listing standards.

Risk Committee. The Risk Committee assists the Board in fulfilling its oversight responsibilities in respect of the risk management practices of the Company. It reviews risk reports generated by TSFG to ensure that the TSFG is effectively identifying, monitoring and controlling operational, legal and regulatory risks. As appropriate, it communicates with other committees with respect to risk issues. The Committee met five times in 2007. Subsequent to year end 2007, the Risk Committee assumed the duties previously being performed by the subsidiary-level Investment Committee and Directors Credit Review Committee, both of which were comprised of Board members of TSFG’s wholly-owned banking subsidiary, Carolina First Bank. Going forward, in addition to its prior responsibilities, the Risk Committee will also have oversight responsibilities for risks and results associated with TSFG’s lending operations (credit risk), and risks and results related to TSFG’s balance sheet (primarily its securities portfolio, capital and liquidity) and the impact of market conditions and interest rates on TSFG’s operations. The Board of Directors has determined that all members of this Committee are independent, as contemplated in the listing standards of the NASD and the NASDAQ Stock Market.

Compensation Committee. The Compensation Committee sets TSFG’s compensation policies and makes recommendations to the Board regarding management compensation. The Committee met seven times in 2007. The Board of Directors has determined that all members of TSFG’s Compensation Committee are independent, as contemplated in the listing standards of the NASD and the NASDAQ Stock Market.

Executive Committee. The Executive Committee meets to discuss in detail the Company’s operations and the matters considered by the Board as a whole. As a legal matter, the Executive Committee has the authority to take actions with respect to the business and affairs of TSFG when the Executive Committee determines that it is appropriate to act prior to the next Board of Directors’ meeting (subject to certain limitations on such authority set forth in applicable law and the Committee Charter). The Executive Committee met six times in 2007.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee recommends nominees for election to the Board and addresses issues of corporate governance. This Committee will consider recommendations for Director nominees from shareholders. Shareholders who wish to recommend Director nominees proposed for election at the 2008 Annual Meeting should comply with the procedure described in “Proposals by Shareholders” below. In considering candidates, the Committee follows the procedures described above in “Process of Evaluating Director Candidates” and considers other matters set forth in TSFG’s Corporate Governance Charter, a copy of which may be obtained from TSFG’s website, www.thesouthgroup.com. The Committee met once in 2007. The Board has determined that all members of this Committee are independent, as contemplated in the listing standards of the NASD and the NASDAQ Stock Market.

COMMITTEE MEMBERSHIP

The following table lists the current membership of TSFG’s standing Board Committees. This membership became effective March 1, 2008.

	Audit	Risk	Compensation	Executive	Nominating
William P. Brant		X
J. W. Davis
C. Claymon Grimes, Jr.
M. Dexter Hagy	X	X		X	X
Michael R. Hogan		X(chair)		X	X
William S. Hummers III
Challis M. Lowe			X(chair)
Darla D. Moore			X
Jon W. Pritchett	X	X
H. Earle Russell, Jr.			X
Charles B. Schooler
Edward J. Sebastian	X(chair)		X
John C.B. Smith, Jr.				X	X(chair)
William R. Timmons III	X	X		X	X
Samuel H. Vickers
David C. Wakefield III		X
Mack I. Whittle, Jr.				X

CORPORATE GOVERNANCE MATTERS

MAJORITY VOTING POLICY FOR DIRECTORS

In February 2008, the Board adopted a “majority voting” policy which requires that any nominee for Director in an uncontested election (i.e., where the only nominees are those nominated by the Board) who receives a greater number of votes “withheld” from his/her election than votes “for” such election (a “Majority Withheld Vote”) shall promptly tender his/her resignation following certification of the shareholder vote.

The Nominating and Corporate Governance Committee must promptly consider the tendered resignation and then recommend to the Board whether to accept the tendered resignation or to take some other action, such as rejecting the tendered resignation and addressing the apparent underlying causes of the “withheld” votes. In making this recommendation, the Committee must consider all factors deemed relevant by its members including, without limitation, the underlying reasons why shareholders “withheld” votes for election from such Director (if ascertainable), the length of service and qualifications of the Director whose resignation has been tendered, the Director’s contributions to the Company, whether by accepting such resignation the Company will no longer be in compliance with any applicable law, rule, regulation or governing document, and whether or not accepting the resignation is in the best interests of the Company and its shareholders.

The Board must act on the Committee’s recommendation no later than at its first regularly scheduled meeting following certification of the shareholder vote. The Company must then promptly publicly disclose the Board’s decision and process in an appropriate SEC filing. Any Director who tenders his or her resignation pursuant to this provision will not participate in the Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. However, such Director shall remain active and engaged in all other Committee and Board activities, deliberations and decisions during this Committee and Board process.

ATTENDANCE AT ANNUAL MEETINGS

TSFG has not established a formal policy regarding Director attendance at its annual shareholder meetings, but it encourages all Directors to attend these meetings and reimburses expenses associated with attendance. The Board Chairman presides at the annual meeting of shareholders. All members of the Board at the time of TSFG’s 2007 Annual Meeting of Shareholders attended that meeting.

CODE OF ETHICS AND CODE OF CONDUCT

TSFG has adopted a Code of Ethics that is specifically applicable to senior management and financial officers, including its principal executive officer, its principal financial and accounting officer, and controller. This Code of Ethics can be viewed on TSFG’s website, www.thesouthgroup.com, under the Corporate Governance tab. TSFG’s Code of Conduct, applicable to all employees, may also be viewed on TSFG’s website under the Corporate Governance tab. TSFG has also adopted a Code of Ethics applicable to its Directors, which can also be viewed on TSFG’s website, www.thesouthgroup.com, under the Corporate Governance tab.

COMMUNICATIONS FROM SHAREHOLDERS TO DIRECTORS

The Board of Directors believes that it is important that a direct and open line of communication exists between the Board, TSFG’s shareholders and other interested parties. As a consequence, the Board of Directors has adopted the procedures described below for communications to Directors.

TSFG shareholders and other persons may communicate with the chairpersons of TSFG’s five standing Board Committees or with TSFG’s non-management Directors as a group by sending an email to directorcommunications@thesouthgroup.com. The email should specify the intended recipient. All communications received in accordance with these procedures will be reviewed initially by TSFG’s General Counsel, who will relay all such communications to the appropriate Directors unless the General Counsel determines that the communication (1) does not relate to the business or affairs of TSFG or the functioning or constitution of the Board of Directors or any of its Committees, (2) relates to routine or insignificant matters that do not warrant the attention of the Board of Directors, (3) is an advertisement or other commercial solicitation or communication, (4) is frivolous or offensive, or (5) is otherwise not appropriate for delivery to Directors.

The Directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one of its Committees and whether any response to the person sending the communication is appropriate. Any such response will be made through TSFG’s General Counsel and only in accordance with TSFG’s policies and procedures and applicable laws and regulations relating to the disclosure of information. TSFG’s General Counsel will retain copies of all communications received pursuant to these procedures for a period of at least one year.

POLICY REGARDING CONSIDERATION OF DIRECTOR CANDIDATES RECOMMENDED BY SHAREHOLDERS

It is the policy of the Nominating and Corporate Governance Committee to consider all Director candidates recommended by shareholders. Any such recommendations should be communicated to the Chair of the Committee in accordance with standard Company policies, in a timely manner and otherwise in accordance with the provisions of TSFG’s Bylaws. The Committee has also articulated the qualifications and characteristics that are deemed desirable by this Committee when evaluating Director candidates.

Nominees for the Board of Directors recommended by the Nominating and Corporate Governance Committee must have the following attributes:

•	have a reputation for industry, integrity, honesty, candor, fairness and discretion;
•	have a high degree of expertise in his or her chosen field of endeavor, which area of expertise should have some relevance to TSFG’s businesses;
•	be knowledgeable, or willing and able to become so quickly, in the critical aspects of TSFG’s businesses and operations; and
•	be experienced and skillful in serving as a competent overseer of, and trusted advisor to, senior management of a substantial publicly-held corporation.

Nominees for the Board of Directors recommended by the Nominating and Corporate Governance Committee should contribute to the mix of skills, core competencies and qualifications of the Board through expertise in one or more of the following areas: banking and other financial services, accounting and finance, mergers and acquisitions, leadership, business and management, strategic planning, government relations, investor relations, executive leadership development, and executive compensation. In considering nominees, the Nominating and Corporate Governance Committee must take into account the mix of skills, core competencies and qualifications existing with respect to incumbent Directors.

PROCESS OF EVALUATING DIRECTOR CANDIDATES

The charter for the Nominating and Corporate Governance Committee states that the Committee’s purpose is to assist the Board in promoting the best interests of TSFG and its shareholders through the implementation of sound corporate governance principles and practices. Among other things, the Charter mandates that the Committee accomplish this by assisting the Board in identifying individuals qualified to become Board members and reviewing the qualifications and independence of the members of the Board and its various Committees on a regular periodic basis, and making recommendations from time to time concerning any recommended changes in the composition of the Board and its Committees.

In evaluating Director candidates, the Committee takes into account the items set forth in its “Policy Statement of the Nominating and Corporate Governance Committee Regarding Director Qualifications,” which is discussed above in the section entitled “Policy Regarding Consideration of Director Candidates Recommended by Shareholders.” A copy of this Policy may be found on TSFG’s website at www.thesouthgroup.com. There are no material differences in the evaluation processes for Director candidates based on whether such candidates are recommended by shareholders.

In the past, certain additions to the Board of Directors have come in connection with acquisitions (where representatives of the acquired institution have become Board members pursuant to provisions of the merger agreement). This process does not lend itself to a rigid evaluation process that might otherwise be the case outside of the merger context. However, the criteria set forth above in “Policy Regarding Consideration of Director Candidates Recommended By Shareholders” are utilized in determining whether to re-nominate current members of the Board of Directors and in connection with the appointment of Directors outside the merger context.

DETERMINATIONS WITH RESPECT TO THE INDEPENDENCE OF DIRECTORS

As noted above, the Corporate Governance Standards mandate that a majority of TSFG’s Directors meet the criteria for independence required by the rules of the NASDAQ Stock Market and the NASD. The Board of Directors makes an annual determination regarding the independence of each of TSFG’s Directors. The Board last made these determinations for each member of the Board in February 2008, based on the review of Director questionnaires designed to elicit information regarding independence, and on recommendations made by the Nominating and Corporate Governance Committee. The Board has determined that fourteen of its seventeen Directors are independent as contemplated under the rules of the NASDAQ Stock Market. The three individuals who are not independent, Messrs. Whittle, Davis and Hummers, are all executive officers of TSFG (or in the case of Mr. Hummers, a recent executive officer of TSFG). After this Annual Meeting, eleven of the fourteen Directors will be considered independent.

AUDIT COMMITTEE MATTERS

AUDIT COMMITTEE REPORT

The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing by TSFG under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Board’s Audit Committee is responsible for providing independent, objective oversight of TSFG’s accounting functions and internal controls. The Audit Committee is composed of four Directors, each of whom is independent as defined by the NASD’s listing standards. The Audit Committee operates under a written charter approved by the Board of Directors.

Management is responsible for TSFG’s internal controls and financial reporting process. The independent accountants are responsible for performing an audit of TSFG’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In this regard, the Committee meets separately at most regular committee meetings with management, the head of Internal Audit and TSFG’s outside independent auditors. The Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation. In addition, the Committee approves, subject to shareholder ratification, the appointment of TSFG’s outside independent auditor, and pre-approves all audit and non-audit services to be performed by the independent auditor.

In connection with these responsibilities, the Audit Committee met with management and the independent accountants and discussed the December 31, 2007 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and discussed with the independent accountants the firm’s independence. In particular, the Audit Committee considered whether the provision of the services set forth below under “Audit Related Fees”, “Tax Fees” and “All Other Fees” is compatible with maintaining the independence of the auditors and determined that no independence issues arose as a result of such services.

Based upon the Audit Committee’s discussions with management and the independent accountants, and its review of the representations of management and the independent accountants, the Audit Committee recommended to the Board that these December 31, 2007 consolidated financial statements be included in TSFG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as filed with the SEC.

All members of the Audit Committee concur in this report:

William R. Timmons III, Chair                 M. Dexter Hagy                 Edward J. Sebastian                 David C. Wakefield III

AUDIT FEES

The following table presents fees paid to outside independent auditors for professional audit services of TSFG’s annual financial statements for the years ended December 31, 2007 and 2006 and fees billed by outside independent auditors for other services in 2007 and 2006. The Audit Committee has considered whether the provision of these services is compatible with maintaining outside independent auditor independence. All fees for audit services were paid to PricewaterhouseCoopers LLP.

	2007	2006
Audit Fees (1)	$1,863,000	$1,868,000
Audit Related Fees	—	—

Audit Fees and Audit Related Fees	1,863,000	1,868,000
Tax Fees (2)	20,000	78,000
All Other Fees Total All Other Fees	—	—

Total Fees	$1,883,000	$1,946,000

(1) Audit Fees consists of the following:	2007	2006
Integrated audit of consolidated financial statements and of internal controls over financial reporting and quarterly reviews	$1,700,000	$1,635,000
Subsidiary audits	100,000	100,000
Review of registration statements	—	8,000
Audit related research and consultations	63,000	125,000
(2) Tax Fees consists of tax compliance services.

AUDIT COMMITTEE FINANCIAL EXPERT

The Board has determined that Edward J. Sebastian, who will serve as Chair of the Audit Committee during 2008, is an “audit committee financial expert” as defined in Item 407(d)(5) of the SEC’s Regulation S-K. Mr. Sebastian is “independent” as defined in Item 407(a) of Schedule 14A under the Securities Exchange Act of 1934. David C. Wakefield III, who served on the Audit Committee during 2007, was also determined to be an “audit committee financial expert”. Mr. Wakefield will not serve on the Audit Committee during 2008.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee has adopted a policy requiring that all services from the outside independent auditors must be pre-approved by the Audit Committee or a sub-committee comprised of the Chair of the Audit Committee and one other Committee member. Matters approved by the sub-committee must be communicated to the Committee at the next meeting.

STOCK OWNERSHIP

DIRECTORS AND EXECUTIVE OFFICERS

The table below sets forth as of March 3, 2008 the beneficial ownership of TSFG common stock by (1) all Directors and nominees for Director, (2) all Named Executive Officers of TSFG (See “Summary Compensation Table” below) and (3) all Directors and executive officers of TSFG as a group. Unless otherwise indicated, all persons listed below have both voting and investment power as to the shares shown in the columns titled Sole Power and Shared Power.

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
	COMMON STOCK BENEFICIALLY OWNED (1)		COMMON STOCK SUBJECT TO A RIGHT TO ACQUIRE (3)	PERCENT OF COMMON STOCK (4)
NAME OF BENEFICIAL OWNER	SOLE POWER (1)(2)	SHARED POWER (2)
William P. Brant	14,767	—	11,187	*
J. W. Davis(5)	33,630	—	16,272	*
James R. Gordon(6)	10,260	—	—	*
C. Claymon Grimes, Jr.	70,767	—	15,245	*
M. Dexter Hagy	18,698	—	15,245	*
H. Lynn Harton(7)	16,577	—	—	*
Michael R. Hogan(8)	13,331	—	10,000	*
William S. Hummers III	143,765	12,393	—	*
Challis M. Lowe	2,821	—	—	*
Darla D. Moore	3,664	—	—	*
Jon W. Pritchett(9)	128,493	842,223	—	1.3%
H. Earle Russell, Jr.(10)	13,014	—	12,263	*
Charles B. Schooler	28,646	—	8,559	*
Timothy K. Schools	—	—	—	*
Edward J. Sebastian	20,765	72	5,483	*
John C.B. Smith, Jr.	77,547	6,258	10,819	*
Maurice J. Spagnoletti(11)	7,439	—	9,000	*
Kendall L. Spencer(12)	20,833	—	33,387	*
Michael W. Sperry(13)	2,639	—	58,788	*
William R. Timmons III (14)	10,837	604,011	8,483	*
Samuel H. Vickers (15)	6,521	10,000	13,839	*
David C. Wakefield III	65,373	3,151	15,245	*
Mack I. Whittle, Jr. (16)	168,943	1,233	181,242	*
Directors/Executive Officers as a Group (25 persons) (17)	911,939	1,479,434	461,855	3.9%

* Represents holdings of less than 1% of the outstanding shares of TSFG common stock.

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(footnotes to table on prior page)

(1)

This is based on information reported to TSFG by its Directors and executive officers, and includes shares held by spouses, minor children, affiliated companies, partnerships and trusts over which the named person has beneficial ownership. It also includes shares allocated to individual accounts under TSFG’s 401(k) Plan, voting of which is directed by the respective named persons and group members who participate in that plan.

(2)

Except as stated below, if a beneficial owner is shown to have sole power, the owner has sole voting and sole investment power, and if a beneficial owner is shown to have shared power, the owner has shared voting power and shared investment power.

(3)	This includes common stock options that are exercisable on March 3, 2008 or that become exercisable within 60 days thereafter.
(4)

The percentages of total beneficial ownership have been calculated based upon 72,619,780 (the shares of TSFG common stock outstanding as of March 3, 2008). Under Rule 13d-3 of the Exchange Act, the percentages have been computed on the assumption that shares of TSFG common stock that can be acquired within 60 days of March 3, 2008, upon the exercise of options by a given person are outstanding, but no other shares similarly subject to acquisition by other persons are outstanding.

(5)	Mr. Davis owns 575 shares of restricted stock for which he has sole voting power but no power of disposition.
(6)

Mr. Gordon owns 11,940 shares of restricted stock for which he has sole voting power but no power of disposition. 5,087 shares held by Mr. Gordon have been pledged as security. Mr. Gordon holds 1,051 share equivalent units through the TSFG Deferred Compensation Plan which are issuable in shares of TSFG stock at the termination of his employment with TSFG.

(7)	Mr. Harton owns 10,447 shares of restricted stock for which he has sole voting power but no power of disposition.
(8)

Mr. Hogan holds 514 share equivalent units through the TSFG Deferred Compensation Plan which are issuable in shares of TSFG common stock at the termination of his service on the TSFG Board of Directors.

(9)

Mid-Florida Hauling, Inc., Pritchett Holdings, Inc., and Pritchett, Inc., each of which Mr. Pritchett is a principal, hold 4,500, 138,297, and 30,400 shares respectively. 498,786 shares held by Mr. Pritchett have been pledged as security.

(10)

Dr. Russell holds 5,780 share equivalent units through the TSFG Deferred Compensation Plan which are issuable in shares of TSFG common stock at the termination of his service on the TSFG Board of Directors.

(11)	Mr. Spagnoletti owns 8,931 shares of restricted stock for which he has sole voting power but no power of disposition.
(12)

Mr. Spencer owns 3,351 shares of restricted stock for which he has sole voting power but no power of disposition. In addition, Mr. Spencer holds 1,129 share equivalent units through the TSFG Deferred Compensation Plan which are issuable in shares of TSFG common stock at the termination of his employment with the Company.

(13)	Mr. Sperry owns 366 shares of restricted stock for which he has sole voting power but no power of disposition.
(14)

Canal Insurance Company, of which Mr. Timmons is a principal, holds 457,614 shares. Canal Insurance Company Pension Trust Plan, of which Mr. Timmons is a trustee, holds 29,129 shares. The WRT, Jr. Revocable Living Trust, of which Mr. Timmons is a trustee, holds 8,714 shares. In addition, Mr. Timmons owns 11,457 share equivalent units through the TSFG Deferred Compensation Plan which are issuable in shares of TSFG common stock at the termination of his service on the TSFG Board of Directors.

(15)	Design Containers, Inc., of which Mr. Vickers is a principal, holds 10,000 shares.
(16)

Mr. Whittle owns 17,433 shares of restricted stock for which he has sole voting power but no power of disposition. In addition, Mr. Whittle holds 11,035 share equivalent units through the TSFG Deferred Compensation Plan which are issuable in shares of TSFG common stock at the termination of his employment with TSFG.

(17)	Executive officers, other than Named Executive Officers, hold 15,857 shares of restricted stock for which those officers have voting power but no power of disposition.

5% BENEFICIAL OWNERS

TSFG knows of no person or group that owns beneficially more than 5% of the outstanding voting power as of March 3, 2008, except as set forth below.

	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
NAME OF BENEFICIAL OWNER	COMMON STOCK BENEFICIALLY OWNED				PERCENT OF COMMON STOCK *
	SOLE VOTING POWER	SHARED VOTING POWER	SOLE INVESTMENT POWER	SHARED INVESTMENT POWER
American Century Companies(1) 4500 Main Street, 9th Floor Kansas City, MO 64111	5,391,326	—	5,446,251	—	7.5%
Barclays Global Investors, NA(2) 45 Fremont Street San Francisco, CA 94105	3,928,956	—	4,816,937	—	6.6%
Barrow, Hanley, Mewhinney & Strauss, Inc.(3) 2200 Ross Avenue, 31st Floor Dallas, TX 75201-2761	940,580	—	4,505,050	—	6.2%
*	The Percent of Common Stock has been calculated based on the same assumptions as set forth in the Stock Ownership table on page 13.

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(footnotes to table on prior page)

(1)

Based on the Schedule 13G filed on February 13, 2008 by American Century Companies, Inc. it holds, together with its affiliate American Century Investment Management, Inc., an aggregate of 5,446,251 shares for the benefit of certain clients, none of which has voting or investment power with respect to more than 5% of TSFG outstanding common stock.

(2)

Based on the Schedule 13G filed on February 6, 2008 by Barclays Global Investors, NA it holds, together with its affiliates Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, Barclays Global Investors (Deutschland) AG, an aggregate of 4,816,937 in trust accounts for the economic benefit of the beneficiaries of those accounts.

(3)

Based on the Schedule 13D filed on March 13, 2008 by Barrow, Hanley, Mewhinney & Strauss, Inc. it holds an aggregate of 4,505,050 shares for the benefit of certain clients, none of which has voting or investment power with respect to more than 5% of TSFG’s outstanding common stock.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of Executive Compensation Program

This Compensation Discussion and Analysis (this “CD&A”) provides a discussion and analysis of the objectives of TSFG’s compensation programs, the achievements that its compensation programs are designed to reward, each element of the compensation program, why TSFG pays each element of compensation, how TSFG determines the amount to pay and how each compensation element fits into TSFG’s overall compensation objectives.

The Compensation Committee of TSFG’s Board of Directors (which is referred to in this CD&A as the “Committee”) is responsible for setting and administering the policies governing compensation of executive officers and other key employees, evaluating senior executive officers’ performance, and making recommendations regarding senior executive officers’ compensation to the Board of Directors. The Committee also makes recommendations to the full Board of Directors regarding the total annual share usage under TSFG’s equity-based compensation plans. The Committee designs the executive compensation programs to reward results that reflect the strategic goals and objectives developed by TSFG’s senior management and the Board by aligning targeted levels of performance with specific levels of compensation.

In addition to aligning pay with TSFG’s strategic goals and objectives, the Committee considers the financial performance and pay practices of banks similar in size and scope to the operations to TSFG. The selection of peer banks and the usage of peer bank data are described below. The Committee evaluates each performance goal, target pay level, and actual compensation decision within the context of competitive data. The Committee exercises business judgment, with reference to the competitive data, to finalize executive compensation decisions for TSFG.

The Committee and the Board believe that a performance-oriented compensation program should be aligned with industry practices in an effort to cause the Company to improve its performance relative to peer organizations. In addition, the Company believes that its compensation program should be designed to attract and retain talented and motivated executives to lead TSFG.

Compensation Program Components

TSFG’s executive compensation program consists of multiple elements and is designed to align pay with various dimensions of individual and corporate performance and to aid in the attraction and retention of highly qualified executives. Each element of the program is briefly described below, along with a summary of its objectives. A more complete discussion of each element is addressed in the “Elements of Compensation” section below.

Compensation Element	Description	Objective
Base Salary	• Fixed compensation that can be adjusted annually based on performance and an annual review of peer compensation	• Provide a base level of compensation competitive with peers that fairly accounts for the job and scope of the role being performed.
Management Performance Incentive Plan (MPIP)	• Variable cash compensation earned based on performance against annual financial goals and achievement of non-financial strategic objectives

•        Reward management for achieving
critical annual operating goals (including
Operating EPS and other financial
metrics) and strategic activity that
contributes to long-term total return to
shareholders. (“Operating EPS” is a
non-GAAP measure, equal to GAAP EPS,
adjusted to reflect the inclusion or
exclusion of matters not deemed to be
part of TSFG’s core operations.)

Long-Term Incentive Plan (LTIP)

•        Annual restricted stock and performance
share unit awards:

•        1/3 of LTIP awards vest ratably over
3 years assuming continued service.

•        1/3 of LTIP awards vest based on
three-year EPS growth.

•        1/3 of LTIP awards vest based on
ROE three years from the grant year

•        Motivate executives to cause TSFG
performance to be consistent with the
performance of the third quartile (i.e.,
50% -75%) of its peer banks.

•        Align the economic interests of the
participants with those of the
shareholders.

•        Aid in retention (through vesting
schedules)

Stock Options	• Granted periodically to new hires or on an individual basis.	• Inducement for new hires. • Motivate employees to increase Company value by rewarding them for increases in the Company’s stock price. • Aid in retention (through vesting schedules).
Supplemental Executive Retirement Plan (SERP)	• Non-qualified retirement benefit that provides retirement income to senior officers through a fixed annuity that does not increase in value after qualifying retirement	• Aid in recruiting of mid-career executives to TSFG. • Aid in retention (through vesting schedules and reduced benefits upon certain terminations).
Other Benefits and Perquisites	• Nonqualified deferred compensation arrangement, supplemental term insurance, and other broad-based benefits provided to all TSFG employees (e.g., healthcare and group term life insurance)	• Provide a competitive total package to attract and retain key executives.
Employment Agreements	• Written contracts with largely standard language, depending upon the level of the executive.

•        Provide reasonable and fair
compensation to the executive in the
event of a termination other than for
cause.

•        Provide protection to TSFG in the form
of non-compete and non-solicit
arrangements in the event of a
termination of employment.

Operation of Compensation Committee

The Committee operates under a written charter adopted by the Board. Pursuant to this charter, the Board has delegated its authority to the Committee, to discharge certain of the Board’s responsibilities relating to compensation for TSFG’s Directors and officers. In that regard, the Committee has overall responsibility for approving and evaluating the Company’s compensation plans, policies, and programs. This charter, which is reviewed at least annually by the Committee and the full Board of Directors, is available for review on the Company’s website at www.thesouthgroup.com.

The Chairman of the Committee makes detailed quarterly reports to the Board of Directors as to the Committee’s activities. These reports often include an overview of the underlying philosophy and principles of TSFG’s compensation system, as well as detailed recommendations as to specific compensation matters. The Committee approves the structure and aggregate amounts of all non-CEO executive officer compensation. Based on recommendations from the Committee, the Board approves all aspects of the CEO’s compensation and also the aggregate equity grants to all employees.

During 2007, the Committee was comprised of five independent, non-employee members of the Board of Directors, none of whom have “interlocking relationships” as defined in SEC regulations and all of whom meet the definition of “independent director” in the regulations currently promulgated by the NASDAQ Stock Market. The Committee continually reviews the principles underlying TSFG’s executive compensation programs and its approach to executive compensation.

Outside Advisors

The Committee has engaged an independent, third-party consultant, Semler Brossy Consulting Group, LLC, to assist in the review and planning of executive compensation. The consultant was hired by and reports directly to the Committee, and works collaboratively with management and the Chairman of the Committee. The consultant has not performed and does not currently have any consulting engagements with management or the Company apart from this engagement by the Committee.

The Consultant’s responsibilities include:

•	making and reviewing executive compensation recommendations for executives, and consulting with respect to the structure of compensation plans,
•	providing advice on executive compensation regulatory developments,
•	providing information on best practices in executive compensation,
•	developing and providing objective data on peer company compensation programs and industry trends, and
•	reviewing and providing its opinion to the Committee on all recommendations provided to the Committee by management.

In fulfilling these duties, the consultant often meets directly with executives on behalf of the Committee. However, the Committee and the Board retain all authority over their respective decisions. In 2007, the Committee also engaged independent legal counsel to provide it with advice as to various matters related to executive compensation.

Competitive Benchmarking and Positioning

Peer Group

Our compensation program is benchmarked against a Company peer group. The primary source of peer data for executives is TSFG’s customized bank “peer group”, developed to reflect banks with whom TSFG competes for talent, and banks of similar size and scope to TSFG.

The peer group selection criteria are outlined below. Specifically, the peer group is composed of banks that:

•	conduct “traditional” banking activities, including commercial lending activities, consumer retail, and mortgage lending,
•	are publicly traded and based in the United States, and
•	generally have between $7 billion to $35 billion in assets (approximately one-half to 2.5 times the assets of TSFG).

The Committee reviews these criteria annually and updates the peer group accordingly. Banks leave the peer group due to acquisitions or divestitures, and banks enter the peer group through organic growth or growth by acquisition. Based on historical analysis, we believe that approximately 90% of the companies will remain in the peer group year over year. At December 31, 2007, the peer group was comprised of the following 30 banks:

Associated Banc-Corp	Alabama National BanCorporation*	BancorpSouth Inc.
Bank of Hawaii Corp	BOK Financial Corp	Cathay General Bancorp
Citizens Republic Bancorp	City National Corp	Colonial BancGroup Inc.
Commerce Bancshares, Inc.	Cullen/Frost Bankers Inc.	East West Bancorp, Inc.
FirstMerit Corp	FirstMidwest Bancorp, Inc.	Fulton Financial Corp
MB Financial Inc.	Old National Bancorp	Pacific Capital Bancorp
Sterling Financial	Susquehanna Bancshares	TCF Financial Corp
Trustmark Corp	UCBH Holdings, Inc.	UMB Financial Corp
Umpqua Holdings	United Community Banks	Valley National Bancorp
Webster Financial	Whitney Holding Corp	Wintrust Financial

* This entity was removed from the peer group on February 22, 2008 upon acquisition.

Additionally, as a secondary reference point for when certain peer group data is unavailable, the Committee also considers data from financial services compensation surveys, provided the survey includes an appropriate representation of relevant regional banks, including companies from the peer group. In 2007, the Committee used the Towers Perrin database of commercial banks with assets below $50 billion.

Positioning of Pay Elements

The Committee generally positions the three key elements of compensation – (1) salary, (2) annual cash bonus (the MPIP), and (3) long-term incentives (the LTIP) – at or close to the median of the peer group. For target performance, the Committee believes that this provides pay opportunities that are comparable to what is available to our Named Executive Officers in the marketplace.

A key overall objective of the executive pay program is to deliver compensation that is related to TSFG’s performance. In determining how compensation is allocated among base salary, annual cash incentives (MPIP) and long-term incentives (LTIP) and appropriate levels of each, the Committee reviews competitive practice and internal relationships among executives and the other employees of TSFG. Long-term incentive awards make up the difference between the overall market level for total compensation and the salary plus target bonus as determined by the Committee.

In addition to the annual review of compensation levels, market positioning is considered when a program component is introduced or modified, and when individual compensation decisions – such as salary increases and bonus awards – are made. While the Committee considers multiple factors in making decisions about new programs and individual decisions, all compensation decisions are evaluated against their impact on the desired positioning.

The variable nature of the MPIP and LTIP programs means that actual annual compensation each year is likely to vary from the initial target. Executives’ overall annual compensation is weighted towards compensation that varies with performance. This is intended to ensure that executive interests are aligned with those of TSFG’s shareholders. At target performance, the mix between fixed and variable compensation, and cash versus non-cash compensation, is outlined in the table below.

	% of 2007 Target Total Compensation
Executive	Salary	MPIP	LTIP	Fixed	Variable	Cash	Non-Cash
Mack I. Whittle, Jr.	29%	29%	42%	29%	71%	42%	58%
James R. Gordon (1)	37%	26%	37%	37%	63%	36%	64%
H. Lynn Harton (1)	35%	25%	40%	35%	65%	46%	54%
Maurice J. Spagnoletti	46%	23%	31%	46%	54%	56%	44%
Kendall L. Spencer	39%	24%	37%	39%	61%	50%	50%
Timothy K. Schools (2)	—	—	—	—	—	—	—
Michael W. Sperry (3)	—	—	—	—	—	—	—

(footnotes to this table are on the next page)

(footnotes to table on prior page)

(1)	Each of Mr. Gordon and Mr. Harton received new hire stock option grants upon their employment with TSFG. These grants are described in the Grants of Plan-Based Awards Table below.
(2)	Mr. Schools served as CFO from January 2007 through March 2007 and left the Company on April 30, 2007.
(3)	Mr. Sperry’s compensation reflects his retirement, which began October 1, 2007 and will be completed by March 31, 2008.

Elements of Compensation

Base Salary

Base salaries of executives are reviewed annually, as well as at the time of a promotion or other change in responsibilities. Increases are based on an evaluation of the previous year’s performance of the executive, the relative strategic importance of the position, market conditions and peer group salary levels.

In December 2007, based on the Committee’s review of TSFG’s performance, market conditions, and existing salary levels, no salary increases were made for Named Executive Officers, including the CEO. Accordingly, base salaries for 2008 for the Named Executive Officers will be as set forth in the Summary Compensation Table on page 28.

Management Performance Incentive Plan (MPIP)

The MPIP is a performance-based annual incentive plan, payments under which are predicated upon achievement of targeted level of Operating EPS, other financial performance metrics, and strategic achievements that are intended to position TSFG for future growth. The Board believes that Operating EPS is the most appropriate measure for a financial services institution – more appropriate than GAAP EPS – primarily because Operating EPS more accurately reflects TSFG’s core performance. Operating EPS is calculated by adjusting GAAP EPS to reflect gains or losses associated with items that are not deemed to be part of TSFG’s “core” operations. TSFG has consistently considered these adjustments to include the following types of items:

•	Changes in fair value of interest rate swaps,
•	Gains/losses on sale of available for sale securities,
•	Gains/losses on equity investments,
•	Employment contract buyouts,
•	Impairment from write-down of assets,
•	Merger-related costs,
•	Tax benefits associated with charitable contributions to foundations,
•	Gains/losses on early extinguishment of debt,
•	Gains/losses associated with discontinued operations,
•	Gains/losses on disposition of certain assets and liabilities, such as branch locations,
•	Gains/losses associated with other transactions that are generally non-recurring, and
•	The related income tax impact associated with the above items.

The goals set for the MPIP are the same goals set forth in the Company’s annual earnings budget. In determining the reasonableness of these annual goals, the Committee takes into consideration, among others, the following factors:

•	Long-term strategic plan for the Company,
•	Actual Company results compared to peers and to historical results,
•	Anticipated operational opportunities and challenges based on competitive pressures, and
•	Anticipated external economic events that could impact key business drivers (e.g., the interest rate yield curve).

The Committee established 2007 target annual incentives and maximum annual incentives based on the peer group information and historical target award levels for each executive. These targets and maximum amounts, expressed as a percentage of salary, are outlined in the table below:

Executive	2007 Actual MPIP Bonus as a % of Salary	2007 Target Annual Incentive % of Salary	2007 Maximum Annual Incentive % of Salary
Mack I. Whittle, Jr.	50%	100%	250%
James R. Gordon	61%	70%	175%
H. Lynn Harton	61%	70%	175%
Maurice J. Spagnoletti	31%	50%	125%
Kendall L. Spencer	36%	60%	150%
Timothy K. Schools *	0%	70%	175%
Michael W. Sperry **	0%	50%	125%

*      Mr. Schools served as CFO from January 2007 through March 2007 and left the Company on April 30, 2007.

**    Mr. Sperry’s compensation reflects his retirement, which began October 1, 2007 and will be completed by March 31, 2008. Mr. Sperry did not receive any amount under the MPIP plan, but rather was paid a negotiated amount of $450,000 in connection with his retirement.

The Committee is responsible for reviewing the financial results and strategic achievements in determining the aggregate amount payable to all executives under the MPIP and the individual awards to executives. The Committee reviews financial progress at each scheduled Committee meeting, and recommends a specific level of accrual for MPIP bonuses to TSFG management based on their interpretation of whether and at what levels the performance will generate bonuses under the provisions of the MPIP. At year end, the Committee approves the total annual incentive pool, and acts upon the recommendations of the CEO for bonuses for executives (other than the CEO). In addition, the Committee reviews the CEO’s performance and determines the amount of his MPIP award.

Based on its assessment of 2007 performance, the Committee approved overall MPIP funding at approximately 61% of target awards. This represents a decline of approximately 9% in annual bonuses from 2006 levels. Peer analysis indicates that median 2006 bonuses were between 90% - 100% of target for Named Executive Officers, as compared to TSFG’s 2006 bonuses, which were at 70% of target. This analysis, together with Company performance, led the Committee to conclude that the appropriate level for 2007 bonuses was below market levels.

Consistent with TSFG’s compensation philosophy of linking executive pay to performance, the Committee put significant emphasis on several factors in assessing performance to determine 2007 MPIP awards. These factors were:

•	a decline in operating earnings from 2006 levels. TSFG’s operating earnings per share were $1.08, which, when expressed as a percentage of assets or equity, is below the median level of peer banks,
•	losses on certain properties in western North Carolina (more fully discussed in prior SEC filings), and
•

the role of new executives on TSFG’s management Executive Committee and the need to pay bonuses at a level that would reflect lower performance but also ensure that executives would be retained for future service valuable to the Company and its shareholders.

The Committee considered the potential of making no bonus payments in 2007. Threshold levels for EPS were $1.40 per share, and this was not met. However, the Board decided that this would be effectively a vote of “no confidence” in the new team, and would be damaging to the Company, and therefore paid the bonuses referenced below.

To ensure that compensation for all executives reflects Company performance, the Committee considered each executive’s performance individually when establishing MPIP awards. For example, Mr. Whittle received a larger reduction in bonus than the overall 9% reduction from 2006 levels. (Mr. Whittle’s percentage declined from 70% of target to 50%.) The Committee considered in particular the credit loss levels of TSFG in determining his 2007 bonus level.

To align the Named Executive Officers’ incentives with those of our stockholders, the Compensation Committee determined to pay 2007 MPIP awards at least 50% in restricted stock with 2-year vesting provisions. Named Executive Officers could choose to take up to 100% of their award in stock. In exchange for the additional vesting requirements, amounts taken in stock received a 20% premium over the base award level. This premium was also required in order to ensure that this deferral of compensation complied with Internal Revenue Section 409A. Overall funding for our Named Executive Officers, when the stock premium component is included, was at

62% of target, slightly above the 60% of target level initially approved by the Committee for overall MPIP funding. The following table describes the 2007 MPIP awards paid to our Named Executive Officers in restricted stock and in cash:

Executive	Base 2007 MPIP Award	Stock Portion of Award	Final Award Paid in Cash	Final Award Paid in Stock(3)	Final 2007 MPIP Award
Mack I. Whittle, Jr.	$400,000	50%	$200,000	$240,000	$440,000
James R. Gordon	160,000	100%	0	192,000	192,000
H. Lynn Harton	140,000	100%	0	168,000	168,000
Maurice J. Spagnoletti	100,000	50%	50,000	60,000	110,000
Kendall L. Spencer	80,000	50%	40,000	48,000	88,000
Timothy K. Schools (1)	Mr. Schools did not receive an MPIP award in 2007.
Michael W. Sperry(2)	Mr. Sperry did not receive an MPIP award in 2007.
(1)	Mr. Schools served as CFO from January 2007 through March 2007 and left the Company on April 30, 2007.
(2)

Mr. Sperry’s compensation reflects his retirement, which began October 1, 2007 and will be completed by March 31, 2008. Mr. Sperry did not receive an MPIP award for 2007 but was paid a bonus of $450,000 in connection with his retirement.

(3)

These amounts were paid on January 29, 2008 through the grant of shares of restricted stock that vest, subject to continued employment, 50% on the first anniversary and 50% on the second anniversary of the date of grant. No compensation cost was recognized by TSFG in 2007 for these awards and, as such, the awards are not reflected in the Summary Compensation Table below.

Long-Term Incentive Plan (LTIP)

Since 2001, TSFG has used a long-term incentive program that provides compensation to participants based solely on meeting pre-determined, multi-year financial performance targets. The Committee believes that this type of program is consistent with the Company’s compensation philosophy of awarding pay that is dependent on longer-term operational success.

Long-term awards have historically been provided in the form of performance shares of TSFG stock or TSFG stock options. The Committee believes that the use of stock-based compensation elements is consistent with our commitment to using executive compensation that aligns the interests of executives and TSFG shareholders. The use of performance shares or stock options is determined based on the type of incentive that the Committee is trying to structure, and is not determined based on the allocation of a specific dollar or share amount.

The long-term incentive program is operated in three-year cycles, with a new cycle beginning each year. Current cycles include the 2006 –2008 LTIP and the 2007 – 2009 LTIP.

Awards under both LTIP programs vest based on a combination of service and performance. One-third of each year’s award will vest ratably over three years based on continued employment, and two-thirds will vest based on TSFG’s performance over the three years subsequent to the grant.

For the two-thirds performance-based component, the Committee approved the following performance conditions: (1) TSFG’s compound annual growth in operating earnings per share during 2006 – 2008 versus peer banks (as outlined above in the “Peer Group” section), and (2) 2008 Return on Equity compared to pre-established targets.

For the relative operating earnings per share measure, the plans pay out as follows:

	Relative Operating EPS	Relative Return on Equity
2006-2008 Plan	40th percentile of peers: 50% of target 60th percentile of peers: 100% of target 80th percentile of peers: 150% of target	10% ROE: 50% of target 12% ROE: 100% of target 14% ROE: 150% of target
2007-2009 Plan	35th percentile of peers: 50% of target 50th percentile of peers: 100% of target 75th percentile of peers: 200% of target	10% ROE: 50% of target 12% ROE: 100% of target 14% ROE: 200% of target

In determining target awards under the LTIP, the Committee considers each executive’s base salary, peer group data, and his/her expected contributions over the LTIP period. Once awards are granted, there is no discretion to adjust award levels. In setting compensation targets under the LTIP, the Committee considers whether or not prior bonus targets have been met and the actual level of prior bonus compensation. However, there is no particular weight accorded this factor.

2006 – 2008 LTIP

Grants made under the 2006-2008 LTIP are outlined in the table below. Based on performance to date, the payout of the performance-based component is currently projected to be zero.

Executive	2006 LTIP Award Shares –Target			2006 LTIP Award Shares –Maximum
	Time	Performance	Total	Time	Performance	Total
Mack I. Whittle, Jr.	16,666	33,334	50,000	16,666	50,000	66,666
James R. Gordon	2,666	8,000	10,666	2,666	12,000	14,666
H. Lynn Harton	2,222	6,667	8,889	2,222	10,000	12,222
Maurice J. Spagnoletti	3,333	6,667	10,000	3,333	10,000	13,333
Kendall L. Spencer	3,333	6,667	10,000	3,333	10,000	13,333
Timothy K. Schools (1)	4,000	8,000	12,000	4,000	12,000	16000
Michael W. Sperry	2,000	4,000	6,000	2,000	6,000	8,000

(1) Mr. Schools served as CFO from January 2007 through March 2007 and left the Company on April 30, 2007. All awards to Mr. Schools under the 2006-2008 LTIP have been cancelled.

2007 – 2009 LTIP

Two minor changes were adopted for the 2007-2009 LTIP program. Based on peer group analysis of performance share plans, the maximum award attainable under the program was moved to 200% of target, and the scale for threshold, target, and maximum performance were adjusted (as outlined in the table below).

Grants made under the 2007-2009 LTIP are outlined in the table below. Based on performance to date, the payout of the performance-based component is currently projected to be zero.

Executive	2007 LTIP Award Shares –Target			2007 LTIP Award Shares –Maximum
	Time	Performance	Total	Time	Performance	Total
Mack I. Whittle, Jr.	18,000	36,000	54,000	18,000	72,000	90,000
James R. Gordon	4,500	9,000	13,500	4,500	18,000	22,500
H. Lynn Harton	4,500	9,000	13,500	4,500	18,000	22,500
Maurice J. Spagnoletti	3,333	6,667	10,000	3,333	13,334	16,667
Kendall L. Spencer	3,333	6,667	10,000	3,333	13,334	16,667
Timothy K. Schools (1)	Mr. Schools did not participate in the 2007-2009 LTIP
Michael W. Sperry	2,100	4,200	6,300	2,100	8,400	10,500
(1)	Mr. Schools served as CFO from January 2007 through March 2007 and left the Company on April 30, 2007.

Supplemental Executive Retirement Plan (SERP)

TSFG maintains non-qualified Supplemental Executive Retirement Plans (“SERPs”) for certain executive officers. These plans provide salary continuation benefits after the participant reaches Normal Retirement age (age 65) or Early Retirement (age 55 and 7 years of service) and payments continue for up to 15 years depending on the distribution election option chosen.

The SERPs also provide limited benefits in the event of early termination or disability while employed by TSFG and full benefits to the officer’s beneficiaries in the event of the officer’s death. Participants are entitled to the vested portion of their balance if terminated under certain circumstances. Early termination is equal to the vested portion of the accrual balance. The accrued balance vests 10% per year of service from the effective date of the agreement, up to 100%. In the event of termination due to disability prior to Early Retirement, the participant will be entitled to receive 100% of the accrual balance on the books as of the year-end prior to the termination date. However, if the participant has qualified under the Early Retirement definition, they are entitled to the Early Retirement benefit upon disability.

In the event of a change of control of TSFG as defined in the SERPs, the officers become 100% vested in the total benefit. A “change of control” occurs generally when:

•	Any person or group acquires more than 50% of the combined voting power of TSFG’s common stock (subject to limited exceptions),
•	A majority of the TSFG board is replaced during any 12-month period without the new appointments being approved by a majority of the incumbent directors, or
•	TSFG’s stockholders approve a merger or consolidation in which the TSFG shareholders prior to the transaction do not continue to hold at least a majority of the voting power after consummation.

TSFG has purchased life insurance policies on these officers in order to fund the payments required by the SERPs. However, the SERPs are unfunded plans, which means there are no specific assets set aside by TSFG in connection with the plans. The executive has no rights under the SERP beyond those of a general creditor of the Company. TSFG has currently entered into SERP contracts with approximately 14 active executives, including each of the Named Executive Officers.

All benefits earned under the SERPs are calculated as a specified percentage of the annual average of the highest three fiscal years of compensation (defined as annual base salary and annual bonus) earned by the executive during the last ten fiscal years of employment. The SERP provides benefits that would otherwise be denied participants under a qualified retirement plan because of Internal Revenue Code limitations on qualified plan benefits, as well as additional benefits that serve to attract and retain high quality senior executive talent for the organization.

To give executives incentives to continue their service to the Company, the specified percentage for normal retirement benefits are generally higher than those payable at Early Retirement, and only Mr. Whittle and Mr. Sperry are eligible for SERP benefits on Early Retirement. The specified percentage for Early Retirement benefits generally begin at 30% upon reaching eligibility for Early Retirement, and increase by 3% per year until Normal Retirement, at which point it becomes 60%. The specified percentage for Early Retirement benefits for the Named Executive Officers at December 31, 2007 was 60% for Mr. Whittle, 30% for Mr. Spencer and 40% for Mr. Sperry (although in connection with Mr. Sperry’s retirement, it was agreed that his specified percentage would be 45%). None of the SERPs for Messrs. Gordon, Harton, Spagnoletti, or Schools had Early Retirement benefits at December 31, 2007.

TSFG does not have a formal policy of granting extra years of credited service, although in a minority of instances, an additional 5% vesting has been credited beyond what was otherwise mandated by the actual length of service.

The Committee believes that the SERP significantly aids in our retention of executives by providing benefits that would otherwise be denied to our executives under a qualified retirement plan because of Internal Revenue Code limitations on qualified plan benefits, and by providing benefits that increase with executives’ continued service.

Other Benefits and Perquisites

TSFG provides executives with certain benefits and perquisites that are typically provided to promote safety and efficiency in conducting Company business. These are listed in detail in the notes to the Summary Compensation Table.

Employment Agreements

TSFG currently maintains employment agreements with all of its senior executive officers, including the Named Executive Officers. In addition to the benefits provided, the agreements enable TSFG to mandate non-compete and non-disclosure provisions for these executives. These agreements include provisions for, among other things:

•	minimum compensation levels, benefits, and perquisites,
•	severance payments upon certain terminations, such as other than for cause,
•	non-compete and non-disclosure covenants, and
•	change of control benefits.

As with the SERP programs, the Committee views these agreements as important elements to encourage the long-term retention of key employees rather than a part of annual compensation. As a result, the benefits provided under these agreements are not a material factor in the salary, MPIP, and LTIP decisions. These agreements are outlined in more detail in the “Potential Payments Upon Termination or Change in Control” section of this Proxy Statement.

Relationship of Compensation between Named Executive Officers

The compensation awards to Mr. Whittle reflect his multiple roles of CEO, President and acting chief operating officer, as well as his continued loyal service with the Company since its founding in 1986. Substantially all of the other Named Executive Officers have been with TSFG for less than two years. Therefore, a gap exists in the compensation levels between Mr. Whittle and his direct reports. There are no material differences in compensation policies between the CEO and other Named Executive Officers.

Timing of Equity Grants

To ensure that TSFG’s equity compensation awards are granted appropriately, and represent true incentives for future performance, the Committee has the following practices regarding the timing of equity compensation grants and the determination of stock option exercise prices:

Timing of Equity Compensation Grants

Equity compensation awards are generally granted on an annual grant cycle, which occurs at the December Board of Directors’ meeting at which the awards to officers are approved. LTIP awards have historically been made during April.

On occasion, equity compensation grants are made outside of TSFG’s annual grant cycle for new hires, promotions, recognition or retention purposes. In these instances, the recipient is notified that his/her grant will be recommended to the Committee at their next meeting and effective on the date of Board approval. In certain instances, the vesting schedule of the award will relate to the date of the commitment to make the grant (i.e., date of hire/promotion) instead of the date of grant.

Determination of Stock Option Exercise Prices

The Board has adopted a formal policy regarding its option pricing practices, which is described below. The Board determined that it grants options under five scenarios:

Scenario 1:	Annually to existing officers as bonus compensation pursuant to compensation plans approved by the Board.
Scenario 2:	In connection with the hiring of officers pursuant to compensation plans approved by the Board.
Scenario 3:	To TSFG or affiliated subsidiary directors, either quarterly or annually, as compensation for director service.
Scenario 4:	In acquisitions, to employees or other persons affiliated with the target institution.
Scenario 5:	Situations other than as set forth in Scenario 1 through 4.which are predicated upon achievement

Its policies for each of these scenarios are as follows:

Scenarios 1, 2 and 5:

The exercise price of options granted is the closing price on the date that the Board approves the grant of the options (and not, in the case of Scenario 2, the date of hire, unless it is also the date of Board approval).

Scenario 3:

The exercise price of options granted is the closing price on the first trading day of the period for which the compensation is being paid, except in cases of the options issued under the Directors Stock Option Plan, which have historically been granted on May 1 (or the first business day thereafter if May 1 is not a business day).

Scenario 4:

The exercise price of options granted is the closing price on the closing date of the acquisition, provided the Board has approved the acquisition and the grant of such options in advance of such closing date; otherwise, the exercise price of options granted under Scenario 4 shall be the closing price on the date that the Board approves the grant of the options.

Equity Dilution Rates

The following table sets forth equity dilution rates for TSFG for 2005 through 2007. The Compensation Committee has not adopted formal dilution or “burn” rate policies. However, it does not currently expect future grant levels to be materially different from past levels. In analyzing this data, the Committee also considers the number of options, shares and RSUs which in fact become vested and exercisable, and how many have been cancelled or have expired.

Year	Award Type	Total Granted From TSFG Plans	Total Granted as a % of Total Outstanding*	% Vested, Exercisable or Exercised at December 31, 2007	% of Outstanding Awards In- the-Money at December 31, 2007	% Cancelled and/or Expired at December 31, 2007
2005	Options	337,650	0.45%	29.6%	0%	110,700
	Service-based Restricted Stock	82,401	0.11%	65.9%	100%	6,443
	Performance-based Restricted Stock	—	—	—	—	—
	SARs ($$-settled)	272,550	0.36%	10.2%	0%	89,595
	Total	692,601	0.92%			206,738
2006	Options	967,750	1.30%	18.9%	0%	157,535
	Service-based Restricted Stock & RSUs	511,460	0.69%	18.5%	100%	7,760
	Performance-based Restricted Stock & RSUs - Target Level	180,737	0.24%	0%	0%	31,867
	SARs ($$-settled)	—	—	—	—	—
	Total	1,659,947	2.23%			197,162
2006	Options	967,750	1.30%	18.9%	0%	157,535
Excl. 1-time 400,000 share RSU grant	Service-based Restricted Stock & RSUs	108,863	0.15%	33.3%	100%	7,760
	Performance-based Restricted Stock & RSUs - Target Level	180,737	0.24%	0%	0%	31,867
	SARs ($$-settled)	—	—	—	—	—
	Total	1,257,350	1.69%			197,162
2007	Options	600,930	0.83%	0%	0%	2,500
	Service-based Restricted Stock & RSUs	183,952	0.25%	0.4%	100%	2,625
	Performance-based Restricted Stock & RSUs - Target Level	215,569	0.30%	0%	0%	6,750
	SARs ($$-settled)	—	—	—	—	—
	Total	1,000,451	1.38%			11,875
*	Total shares outstanding at year end: 2005 -74,870,033; 2006 - 74,522,709; 2007 – 72,453,775

Executive Equity Ownership

TSFG does not require specific multiples of salary or other dollar amounts to be reached, but rather it is expected that the after-tax portion of share awards be retained by the executive through their tenure with TSFG. The Committee would review any requests by executives for an exception from this policy.

Termination and Change in Control Provisions

The Committee believes that senior management should be free of distraction in circumstances arising from the possibility of a change in control. Accordingly, TSFG’s SERP plans and employment agreements have provisions that govern how the plan operates and the benefits provided in the event of a termination of employment following a change-in-control of TSFG.

These benefits are provided under employment agreements that were negotiated at various times and under different circumstances for each Named Executive Officer. In establishing the levels of benefits provided under the agreements at the time of the agreement, the Committee considered recent trends in contract terms, as well as the benefits provided to other executives at similar levels within TSFG, and the advice of third-party advisors. The Committee believes that it is in the best interests of the Company and its shareholders to maintain as much consistency as possible across individual agreements, to provide a “standard” level of benefit under the agreement for executives of similar levels.

Under the standard form of SERP and employment agreements, benefits are only paid if, in association with or following a change in control, the executive is terminated by TSFG without cause or the executive resigns for what is generally understood to be “good reason”. TSFG chooses to pay severance benefits following a “good reason” termination because TSFG believes that such a termination is conceptually the same as an actual termination without cause, and that potential acquirers would otherwise have an incentive to constructively terminate executives to avoid paying severance.

TSFG uses such a structure – often referred to as a “double trigger” – in most situations because we believe that cash severance and retirement benefits should only be enhanced if the executive suffers an actual or constructive termination of employment following a change of control. However, the Committee has determined that LTIP grants and the one-time restricted stock unit grant to Mr. Whittle in connection with the renegotiation of his employment contract in 2006 should contain a so-called “single trigger” vesting provision (vest upon a change of control) in order to ensure that the primary purpose of equity compensation awards – aligning executive’s interests with those of shareholders is enhanced and not disturbed in the change of control context. The level of severance that we provide to our executives we believe is appropriate in order to attract and retain key executives and is generally consistent with the severance benefits provided to senior executives of other financial institutions. In addition, our employment agreements contain so-called “golden parachute” excise tax gross ups, which are generally intended to place executives who are subject to the excise tax under Section 4999 of the Internal Revenue Code in the same after-tax position as if no excise tax had been imposed. The Committee decided to provide each of our Named Executive Officers with such a gross-up, as part of a regular review of its employment arrangements, because the Committee found that, absent such a provision, following a change of control, the severance benefits intended to be provided under the agreement would be eliminated or greatly reduced in order to avoid the adverse effects of the excise tax. And, the Committee believed that the elimination or significant reduction of the severance benefits would frustrate the purpose of the agreements: to attract and retain employees in the event of a change of control.

Recapture Policy

TSFG intends to recapture compensation as required under the Sarbanes-Oxley Act of 2002. TSFG has also adopted a policy of recapturing compensation (like that set forth in the Sarbanes-Oxley Act) from all TSFG officers who are reporting persons under Section 16 of the Exchange Act. However, there have been no instances to date where TSFG has needed to recapture any compensation.

Deductibility of Compensation Expenses

Section 162(m) of the Internal Revenue Code of 1986 generally limits the tax deductibility by the Company for compensation paid to the CEO and other highly compensated executive officers to $1 million per officer per year, unless it qualifies as “performance-based” compensation. To qualify as “performance-based,” compensation payments must satisfy certain conditions, including limitations on the discretion of the Committee in determining the amounts of such compensation.

We currently attempt, to the extent consistent with the Company’s business goals, to design our incentive compensation programs such that compensation paid to our executive officers under such programs generally does not fail to be deductible as a result of Section 162(m) of the Internal Revenue Code. The Committee believes that the compensation program and actions taken during 2007 are consistent with this policy. Specifically, our compensation programs have been shareholder-approved, and are designed to allow us to comply with the tax deductibility limitations of Section 162(m) of the Internal Revenue Code by structuring them as performance-based compensation. However, it is possible that the Committee will approve some amount of compensation in the future that is non-deductible under Section 162(m).

Compensation Committee Report

The following report does not constitute soliciting material and is not considered filed or incorporated by reference into any other filing by TSFG under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The Compensation Committee has reviewed and discussed with TSFG management the Compensation Discussion and Analysis that precedes this Report as required by Item 402(b) of the SEC’s Regulation S-K. Based on its review and discussions with management, the Compensation Committee recommended to the TSFG Board of Directors the inclusion of the Compensation Discussion and Analysis in this Proxy Statement.

The Compensation Discussion and Analysis discusses the philosophy, principles, and policies underlying TSFG’s compensation programs that were in effect during 2007 and which will be applicable in 2008.

Compensation Committee:

Samuel H. Vickers, Chair         Darla D. Moore         H. Earle Russell, Jr.         Edward J. Sebastian         Challis M. Lowe

Description of Compensation Committee

The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the charter is included on the Company’s website, www.thesouthgroup.com, under the Corporate Governance tab. Generally stated, the purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation for the Company’s Directors and officers. The Compensation Committee has overall responsibility for approving and evaluating the Director and officer compensation plans, policies, and programs of the Company. Pursuant to its charter, the Compensation Committee should (i) use its best efforts to develop compensation policies that create a direct relationship between pay levels and corporate performance and returns to shareholders and (ii) vigilantly monitor the results of such policies to assure that compensation payable to the Company’s executives and Directors provides overall competitive pay levels, creates proper incentives to enhance shareholder value, rewards superior performance, and is justified by the returns available to shareholders, particularly when compared to the returns received by the shareholders of the Company’s principal competitors.

The Compensation Committee has authority in its charter to delegate its responsibilities to a subcommittee, and from time to time, has done so. Moreover, it has the authority to delegate certain authority and responsibility to management; however, to date it has not done so in any material respect. The only delegation to management in 2007 was with respect to the LTIP. In that instance, the Compensation Committee (and ultimately the entire Board) approved the exact number of shares to be issued to the CEO and the executive officers, and the pool of LTIP shares to be issued to the remaining officers who participate in the LTIP. It delegated to the CEO the authority to make the final allocations of those pool shares among that third group of officers.

Management, and in particular the CEO, has played a role in making recommendations to the Compensation Committee (except that the CEO has not made recommendations with respect to his own compensation). These recommendations from the CEO related to the total option pool that should be made available for option grants for the broader group of Company officers, the persons who should participate in the

MPIP and the LTIP and their respective target bonus amounts, and the base salary and actual bonus amounts to be paid to senior executive officers.

The Compensation Committee has engaged a nationally known compensation consultant, Semler Brossy Consulting Group, LLC (“Semler Brossy”), to provide advice and recommendations with respect to virtually all aspects of the Company’s compensation program, including Director compensation, base salary levels, structure and types of incentive plans, peer data and industry trends, among other things. No final decisions or authority have been delegated to Semler Brossy. The Compensation Committee, from time to time, also engages third party legal counsel. Semler Brossy’s assignment has been to provide advice and recommendations as to the matters described above in a manner consistent with the fact that they have been engaged by the Compensation Committee and not by management. Please refer to the paragraph entitled “Outside Consultants” in the Compensation Discussion and Analysis included below for additional information regarding Semler Brossy.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2007, the Committee was comprised of five independent, non-employee members of the Board of Directors, none of whom have interlocking relationships as defined by the SEC and all of whom meet the definition of “independent director” as currently promulgated by the NASD and the NASDAQ Stock Market. The Committee is currently comprised of four individuals meeting the standards set forth in the preceding sentence.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid by TSFG during the 2007 fiscal year to TSFG’s CEO, CFO and to each of the four most highly compensated executive officers other than the CEO and CFO who were executive officers at December 31, 2007 (collectively, the “Named Executive Officers”) for services rendered in all capacities to TSFG and its subsidiaries. For purposes of the table, all bonus and non-equity incentive plan compensation included for 2007 was actually paid in the first quarter of 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		Changes in Pension Value And Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Mack I. Whittle, Jr. President and CEO	2007 2006	$875,000 835,000	—	$2,053,277 777,174	$77,550 40,090	$200,000 584,500	(3)	$966,392 980,153	$489,343 424,808	(4)	$4,661,562 3,641,725
Timothy K. Schools CFO	2007 2006	105,000 275,000	—	— 50,516	— 71,048	— 160,000		— 140,617	25,548 57,963	(5)	130,548 755,144
James R. Gordon CFO	2007	249,375	—	57,772	9,959	(3)		104,976	68,768	(6)	490,850
H. Lynn Harton EVP - Chief Credit & Risk Officer	2007	255,256	—	57,805	28,249	(3)		105,467	66,155	(7)	512,932
Maurice J. Spagnoletti President-Carolina First Bank	2007	350,000	—	84,925	72,272	50,000	(3)	305,408	71,304	(8)	933,909
Kendall L. Spencer EVP – FL Bank Operations	2007	241,500	—	93,446	22,847	40,000	(3)	182,683	94,142	(9)	674,618
Michael W. Sperry EVP	2007	250,000	$450,000	76,674	23,354	—		431,695	95,593	(10)	1,327,316

(footnotes to this table are on the next page)

(footnotes to table on prior page)

(1)

Of the 2007 amount, $1,593,161 represents the compensation cost recognized in 2007 with respect to the one-time grant of 400,000 restricted stock units and associated dividend equivalent units, issued in connection with the September 3, 2006 renegotiation of Mr. Whittle’s employment contract. Of the 2006 amount, $514,286 represents the compensation cost recognized in 2006 with respect grant referenced in the preceding sentence. These amounts represent the dollar amount of compensation cost recognized during 2007 based on the grant date fair value of the Named Executive Officer’s stock awards in accordance with SFAS 123R. See Note 25 to the audited consolidated financial statements included in TSFG’s Annual Report on Form 10-K filed on February 29, 2008 with the SEC for the assumptions used in determining compensation cost on stock awards granted in accordance with SFAS 123R. At his termination on April 30, 2007, Mr. Schools forfeited 1,150 shares underlying a restricted stock award with service-based vesting provisions, and 10,667 shares underlying a restricted stock unit award with provisions such that (i) vesting of 2,667 of the shares was based on Mr. School’s continued employment, and (ii) vesting of 8,000 of the shares was contingent upon TSFG’s achievement of certain performance criteria over a period ending on December 31, 2008. In accordance with Item 402(c)(vi) of Regulation S-K, the compensation cost included in the table above does not include any forfeiture adjustment.

(2)

These amounts represent the dollar amount of compensation cost recognized during 2007 based on the grant date fair value of the Named Executive Officer’s option awards in accordance with SFAS 123R. See Note 25 to the audited consolidated financial statements included in TSFG’s Annual Report on Form 10-K filed on February 29, 2008 with the SEC for the assumptions used in determining compensation cost for options granted in accordance with SFAS 123R. On December 17, 2007, an option issued to Mr. Whittle for 54,508 shares expired. This option was fully vested prior to TSFG’s adoption of FAS 123R and no compensation cost was recognized by TSFG for this grant.

(3)

The amounts in this column represent amounts paid under the MPIP (the Company’s short term incentive compensation plan). As described in the Compensation Discussion and Analysis, the Compensation Committee dictated that at least 50% of the MPIP award for 2007 service shall be paid in the form of restricted stock vesting over two years. The executive was given that alternative of receiving up to 100% of the MPIP award in restricted stock. Based on individual elections, Mr. Whittle elected to receive $200,000 in cash and $240,000 in restricted shares, Mr. Gordon elected to receive zero in cash and $192,000 in restricted shares, Mr. Harton elected to receive zero in cash and $168,000 in restricted shares, Mr. Spagnoletti elected to receive $50,000 in cash and $60,000 in restricted shares, and Mr. Spencer elected to receive $40,000 in cash and $48,000 in restricted shares.

(4)

This is comprised of (1) $13,500 contributed to the TSFG 401(k) Plan, (2) $1,192 contributed to the Employee Stock Ownership Plan, (3) $155,931 in premiums paid on behalf of Mr. Whittle with respect to insurance not generally available to all TSFG employees, (4) $16,000 paid in matching contributions to charitable organizations made pursuant to TSFG’s charitable awards program for executive officers, (5) $40,106 paid in connection with the Deferred Compensation Plan, (6) $22,917 paid in dividends and dividend equivalents on unvested restricted stock and restricted stock units, (7) $27,200 paid for tax and financial advisory services, (8) $6,284 paid for annual physical examination, (9) $10,945 paid for personal use of the Company airplane, (10) $44,640 paid for auto allowance, and (11) $150,628 in taxes paid with respect to certain benefit and contractual obligations. The Board, by policy, has endorsed the CEO’s use of the Company airplane to limit travel time, protect the confidentiality of travel and Company business, and enhance personal security. Mr. Whittle is fully vested in the amounts contributed to the TSFG 401(k) Plan and the Employee Stock Ownership Plan on his behalf.

(5)

This is comprised of (1) $3,673 in premiums paid on behalf of Mr. Schools with respect to insurance not generally available to all TSFG employees, (2) $5,250 paid in connection with the TSFG 401(k) Plan, (3) $835 paid in connection with the Employee Stock Ownership Plan, (4) $1,718 paid in dividends and dividend equivalents on unvested restricted stock and restricted stock units, (5) $3,784 paid for tax and financial advisory services, (6) $8,000 paid in auto allowance, and (6) $2,288 in taxes paid with respect to certain benefit and contractual obligations.

(6)

This is comprised of (1) $4,810 in premiums paid on behalf of Mr. Gordon with respect to insurance not generally available to all TSFG employees, (2) $2,257 paid in connection with the Deferred Compensation Plan, (3) $2,580 paid in dividend equivalents on unvested restricted stock units, (4) $7,858 in taxes paid with respect to certain benefit and contractual obligations, (5) $10,000 paid in auto allowance, and (6) $41,263 paid in relocation expenses.

(7)

This is comprised of (1) $1,630 in premiums paid on behalf of Mr. Harton with respect to insurance not generally available to all TSFG employees, (2) $2,820 paid in dividend equivalents on unvested restricted stock units, (3) $5,000 paid for tax and financial advisory services, (4) $8,598 in taxes paid with respect to certain benefit and contractual obligations, (5) $11,000 paid in auto allowance, and (6) $37,107 paid in relocation expenses.

(8)

This is comprised of (1) $13,500 contributed to the TSFG 401(k) Plan, (2) $357 contributed to the Employee Stock Ownership Plan, (3) $6,959 in premiums paid on behalf of Mr. Spagnoletti with respect to insurance not generally available to all TSFG employees, (4) $3,574 paid in connection with the Deferred Compensation Plan, (5) $7,446 paid in dividends and dividend equivalents on unvested restricted stock and restricted stock units (6) $12,475 paid for tax and financial advisory services, (7) $19,200 paid in auto allowance, and (8) $7,793 in taxes paid with respect to certain benefit and contractual obligations.

(9)

This is comprised of (1) $13,500 contributed to the TSFG 401(k) Plan, (2) $1,192 contributed to the Employee Stock Ownership Plan, (3) $9,835 in premiums paid on behalf of Mr. Spencer with respect to insurance not generally available to all TSFG employees, (4) $15,000 paid in connection with the Deferred Compensation Plan, (5) $4,339 paid in dividends and dividend equivalents on unvested restricted stock and restricted stock units (6) $7,000 paid for tax and financial advisory services, (7) $7,875 paid for annual physical examination, (8) $6,201 in taxes paid with respect to certain benefit and contractual obligations, (9) $19,200 paid in auto allowance, and (10) $10,000 paid in matching contributions to charitable organizations made pursuant to TSFG’s charitable awards program for executive officers

(10)

This is comprised of (1) $23,587 in premiums paid on behalf of Mr. Sperry with respect to insurance not generally available to all TSFG employees, (2) $13,500 contributed to the TSFG 401(k) Plan, (3) $1,192 contributed to the Employee Stock Ownership Plan, (4) $3,252 paid in dividends and dividend equivalents on unvested restricted stock and restricted stock units, (5) $1,500 paid for tax and financial advisory services, (6) $10,762 in taxes paid with respect to certain benefit and contractual obligations, (7) $15,000 paid in connection with the Deferred Compensation Plan, (8) $16,800 paid in auto allowance, and (9) $10,000 paid in matching contributions to charitable organization made pursuant to TSFG’s charitable awards program for executive officers. Mr. Sperry is fully vested in the amounts contributed to the 401(k) Plan and the Employee Stock Ownership Plan on his behalf.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth information concerning plan-based awards by TSFG during the fiscal year ended December 31, 2007 to the Named Executive Officers in connection with services rendered in all capacities to TSFG and its subsidiaries. All non-equity awards reflected in the table were issued under the TSFG Management Performance Incentive Plan. No awards were made during 2007 to Mr. Schools.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) (the MPIP)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) (4) (the LTIP)			All Other Stock Awards Number of Shares of Stock or Units (#)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
M. Whittle	3/22/07	(1)	$437,500	$875,000	$2,187,500
	2/1/07	(3)							2,793			$72,339	(3)
	5/1/07	(3)							3,192			72,873	(3)
	5/15/07	(7)				18,000	36,000	72,000	18,000			1,263,600	(7)
	8/1/07	(3)							3,437			73,414	(3)
	11/1/07	(3)							3,794			74,097	(3)
J. Gordon	3/22/07	(1)	110,250	220,500	551,250
	5/7/07	(5)								15,000	$23.34	76,467	(5)
	5/7/07	(6)				4,000	8,000	12,000	2,666			248,944	(6)
	5/15/07	(7)				4,500	9,000	18,000	4,500			315,900	(7)
L. Harton	3/22/07	(1)	96,250	192,500	481,250
	2/20/07	(5)								25,000	27.26	164,118	(5)
	2/20/07	(6)				3,334	6,667	10,000	2,222			242,314	(6)
	5/15/07	(7)				4,500	9,000	18,000	4,500			315,900	(7)
M. Spagnoletti	3/22/07	(1)	87,500	175,000	437,500
	5/15/07	(7)				3,334	6,667	13,334	3,333			234,000	(7)
K. Spencer	3/22/07	(1)	72,450	144,900	362,250
	5/15/07	(7)				3,334	6,667	13,334	3,333			234,000	(7)
M. Sperry	3/22/07	(1)	62,500	125,000	312,500
	5/15/07	(7)				2,000	4,000	8,000	2,000			140,000	(7)

(1)

In connection with the TSFG Management Performance Incentive Plan, the awards for 2007 performance, which vested subject to employment on December 31, 2007, were paid in February 2008 at less than the target level in amounts determined by the Compensation Committee. The threshold amounts shown in the first column are 50% of the target amount for each Named Executive Officer. The target amounts shown in the second column are (1) 100% of 2007 base salary for Mr. Whittle, (2) 70% of base salary for each of Messrs. Gordon and Harton, (3) 60% of base salary for Mr. Spencer, and (4) 50% of base salary for each of for Messrs. Spagnoletti and Sperry. The maximum amounts shown in the third column are (1) 250% of the target amount for Mr. Whittle, (2) 175% of the target amount for each of Messrs. Gordon and Harton, (3) 150% of the target amount for Mr. Spencer, and (4) 125% of the target amount for each of Messrs. Spagnoletti and Sperry.

(2)

Vesting of each of these awards is subject to the following performance conditions: (1) compound annual growth in GAAP EPS, 2007-2009 against peer banks (as outlined in “Compensation Discussion and Analysis”), and (2) 2009 Return on Equity compared to pre-established targets. Each Named Executive Officer has the opportunity to earn up to 200% of the target amount on the performance-based component for performance that would place TSFG in the 80th percentile of the Peer Group. Based on 2007 performance, the projected payout of the performance-based component is below target levels.

(3)

Mr. Whittle received dividend equivalent units on an outstanding restricted stock unit granted as and when cash dividends are paid on TSFG’s common stock. The dividend equivalents units were converted into additional restricted stock units that vest on the same basis as the underlying RSUs. Both the RSUs and any additional restricted stock units accrued as dividend equivalents will, to the extent vested, be paid in the form of shares of TSFG’s common stock on January 31 of the year following Mr. Whittle’s termination of employment.

(4)

Amounts reflected are the FAS 123R grant date fair value with respect to the number of shares issuable at the achievement of the target performance goals. Subsequent to the second quarter of 2007, the Company determined that it was unlikely that the performance goals would be achieved at any level. Therefore, no compensation expense was recorded in 2007 with respect to these performance awards and all accruals made during 2007 were reversed.

(5)	These were options granted in connection with the officer’s initial hiring by the Company.
(6)	These amounts were granted to the referenced officer during 2007, but represent their participation in the 2006-2008 LTIP program.
(7)	These amounts represent participation in the 2007-2009 LTIP program.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth information with respect to outstanding equity awards held by each Named Executive Officer on December 31, 2007 (excluding Mr. Schools, who held none on December 31, 2007).

Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#) (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
M. Whittle(2)	15,506		$21.50	1/2/08
	18,075		24.38	8/19/08
	50,000		20.50	9/15/08
	34,475		22.34	8/18/09
	16,400		13.16	8/16/10
	16,400		18.73	8/15/11
	14,286		18.00	1/2/12
	16,402		21.42	1/2/13
	3,903	1,301	28.30	1/16/14
	10,000	40,000	25.95	12/14/16
					8,904	$ 139,169
					29,112	455,020
							69,333	$1,083,6744
					356,412	5,570,719
J. Gordon(3)		15,000	23.34	5/7/2017
					7,166	112,004
							17,000	265,710
L. Harton(4)		25,000	27.26	2/20/2017
					6,722	105,064
							15,667	244,875
M. Spagnoletti(5)	6,000	24,000	27.00	8/16/16
	3,000	12,000	25.95	12/14/16
					5,200	81,276
					5,556	86,840
							13,334	208,410
K. Spencer(6)	15,000		12.41	4/19/10
	1,600		13.16	8/16/10
	2,500		18.73	8/15/11
	4,997		18.00	1/2/12
	4,902		21.42	1/2/13
	1,041	347	28.30	1/16/14
	3,000	12,000	25.95	12/14/16
					1,769	27,649
					5,556	86,840
							13,334	208,410
M. Sperry(7)	13,000		24.13	11/18/08
	270		21.06	2/17/09
	10,700		22.34	8/18/09
	5,000		18.73	8/15/11
	5,291		18.00	1/2/12
	5,564		214.42	1/2/13
	1,197	399	28.30	1/16/14
	3,000	12,000	25.95	12/14/16
					1,925	30,087
					3,334	52,110
							8,000	125,040

(1)

All options set forth in this table have a grant date that is ten years prior to the referenced expiration date. All of these options vest 20% per year on each of the five anniversaries subsequent to the grant date.

(2)

Of the 8,904 unvested shares shown as held by Mr. Whittle, 3,888 shares vested on January 16, 2008, 2,508 vested on January 31, 2008, and the remaining 2,508 shares will vest on January 31, 2009; of the 29,112 unvested shares, 11,556 shares vested on January 31, 2008 and the remainder of these shares will vest 11,556 on January 31, 2009 and 6,000 on January 31, 2010; the shares shown as unearned are subject to TSFG meeting certain performance criteria, and if such criteria are met, (i) 33,333 of these shares will vest immediately subsequent to December 31, 2008, and (ii) 36,000 will vest immediately subsequent to December 31, 2009, after the determination of financial results; and the 356,412 shares shown are subject to a restricted stock unit award granted on September 3, 2006 that earns dividend equivalent units that are converted into additional restricted stock units that vest on the same basis as the underlying RSUs. The RSU award vests in seven equal annual installments beginning on the date of grant and the dividend equivalent units vest on the same basis as the underlying RSU.

(footnotes to this table are continued on the next page)

(footnotes to table on prior page - continued)

(3)

Of the 7,166 unvested shares shown as held by Mr. Gordon, 2,833 shares vested on January 31, 2008 and the remainder of these shares will vest 2,833 on January 31, 2009 and 1,500 on January 31, 2010; the shares shown as unearned are subject to TSFG meeting certain performance criteria, and if such criteria are met, (i) 8,000 of these shares will vest immediately subsequent to December 31, 2008, and (ii) 9,000 will vest immediately subsequent to December 31, 2009, after the determination of financial results.

(4)

Of the 6,722 unvested shares shown as held by Mr. Harton, 2,611 shares vested on January 31, 2008 and the remainder of these shares will vest 2,611 on January 31, 2009 and 1,500 on January 31, 2010; the shares shown as unearned are subject to TSFG meeting certain performance criteria, and if such criteria are met, (i) 6,667 of these shares will vest immediately subsequent to December 31, 2008, and (ii) 9,000 will vest immediately subsequent to December 31, 2009, after the determination of financial results.

(5)

Of the 5,200 unvested shares shown as held by Mr. Spagnoletti, 1,300 shares will vest on each of August 16, 2008, 2009, 2010 and 2011; of the 5,556 unvested shares shown as held by Mr. Spagnoletti, 2,223 shares vested on January 31, 2008 and the remainder of these shares will vest 2,222 on January 31, 2009 and 1,111 on January 31, 2010; the shares shown as unearned are subject to TSFG meeting certain performance criteria, and if such criteria are met, (i) 6,667 of these shares will vest immediately subsequent to December 31, 2008, and (ii) 6,667 will vest immediately subsequent to December 31, 2009, after the determination of financial results.

(6)

Of the 1,769 unvested shares shown as held by Mr. Spencer, 1,037 shares vested on January 16, 2008, 366 vested on January 31, 2008 and the remaining 366 shares will vest on January 31, 2009; of the 5,556 unvested shares, 2,223 shares vested on January 31, 2008 and the remainder of these shares will vest 2,222 on January 31, 2009 and 1,111 on January 31, 2010; the shares shown as unearned are subject to TSFG meeting certain performance criteria, and if such criteria are met, (i) 6,667 of these shares will vest immediately subsequent to December 31, 2008, and (ii) 6,667 will vest immediately subsequent to December 31, 2009, after the determination of financial results.

(7)

Of the 1,925 unvested shares shown as held by Mr. Sperry, 1,193 shares vested on January 16, 2008, 366 vested on January 31, 2008 and the remaining 366 shares will vest at Mr. Sperry’s retirement on March 31, 2008; of the 3,334 unvested shares, 1,113 shares vested on January 31, 2008 and the remainder of these shares will vest at Mr. Sperry’s retirement on March 31, 2008; the shares shown as unearned are subject to TSFG meeting certain performance criteria for performance periods ending on December 31, 2008 and December 31, 2009, and will be cancelled at Mr. Sperry’s retirement on March 31, 2008.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information with respect to exercises of stock options and vesting of stock awards held by each Named Executive Officer during the fiscal year which ended December 31, 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
M. Whittle (1)	18,075	$108,450	71,351	$ 1,674,346
T. Schools	—	—	1,908	49,303
J. Gordon	—	—	—	—
L. Harton	—	—	—	—
M. Spagnoletti	—	—	2,410	57,932
K. Spencer	—	—	2,513	65,495
M. Sperry	—	—	2,224	58,112
(1)

Of the 71,351 shares shown as acquired on vesting, 59,410 were subject to a restricted stock unit award for which conversion of the vested units is deferred until January 31 of the year following Mr. Whittle’s termination of employment. These shares were part of a one-time 400,000 share grant (vesting over seven years) made in connection with the re-negotiation of Mr. Whittle’s contract in September 2006. The value reported for these units was calculated using the fair value of TSFG stock on September 3, 2007, the grant date of the units.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLANS

A detailed discussion of the Supplemental Executive Retirement Plans maintained by TSFG is found above at “Supplemental Executive Retirement Plans (SERP)” within the Compensation Discussion and Analysis. The table below shows the present value of accumulated benefits under SERP agreements by each Named Executive Officer except Mr. Schools, whose SERP was cancelled at the termination of his employment.

SERP Plan Benefits

Name	Years of Credited Service	Normal Retirement Present Value of Accumulated Benefits ($) (1)(2)(3)	Early Retirement Present Value at December 31, 2007 ($) (1)	Payments During Last Fiscal Year ($)
M. Whittle	22	$9,646,847	$6,549,454	—
J. Gordon	1	8,102,445	—	—
L. Harton	1	5,824,446	—	—
M. Spagnoletti	2	4,415,754	—	—
K. Spencer	8	2,868,956	594,433	—
M. Sperry	10	—	1,813,251	—

(footnotes to this table are on the next page)

(footnotes to table on prior page)

(1)	The discount rate used to calculate present value benefits for active participants is 5.41%, Moody’s Aa Corporate Bond rate as of December 31, 2007.
(2)	Present value for Early Retirement Benefit for Michael Sperry is based on the expected payment of the benefit.
(3)	The Normal Retirement Benefit is the highest 3-year average compensation times the applicable benefit percentage. Estimated amounts are based on current compensation grown annually at 5%.

NONQUALIFIED DEFERRED COMPENSATION PLAN

TSFG maintains Deferred Compensation Plans for its executive officers and Directors. TSFG’s original deferred compensation plan was implemented March 3, 2000 (the “Prior Plan”). In connection with amendments to Internal Revenue Code Section 409A, the Prior Plan was frozen as of December 31, 2004 so that the benefits payable under the Prior Plan are limited to those benefits, including earnings accrued after December 31, 2004, that are not subject to Code Section 409A because they were earned and vested as of December 31, 2004 (i.e., they are “grandfathered” within the meaning of applicable Treasury Regulations). The Prior Plan is substantially similar to the current Deferred Compensation Plan, except for amendments mandated by Section 409A.

The following paragraph provides a general description of the current Deferred Compensation Plan (as used in this section, the “Plan”), but is qualified in all respects to the terms of the Plan itself, which has been filed by TSFG as a material agreement in its Annual Report on Form 10-K.

Participation in the Plan is limited to certain “highly compensated employees” (as defined in ERISA) and Directors of TSFG, as determined by the Compensation Committee in its sole discretion. From that group, the Committee selects, in its sole discretion, employees and Directors to participate in the Plan. All Directors have been selected for participation. Approximately 43 employees participate in the Plan. Each employee participant must be a participant in the TSFG 401(k) plan. Cash compensation, and stock compensation in the case of Directors, may be deferred. Minimum deferrals are $1,000. Maximum deferrals are 80% of base and 100% of bonus and Director fees. Irrevocable initial deferral elections must be made within various timeframes prescribed in the Plan, with special rules applicable to deferrals related to performance based compensation. TSFG matches up to a maximum of 10% of such deferrals, except that Director fees are not eligible for the Company match. Participants are 100% vested in their deferral accounts. A participant does not vest in Company match amounts until the fifth year anniversary of the match, at which point the Participant shall become 100% vested in such amount, provided that in the event of a change in control, or upon a participant’s retirement, death or disability, the match amount becomes 100% vested. Participants elect one or more investment alternatives made available. There is a TSFG stock fund that is available to all participants. Distributions may be made under various circumstances and pursuant to detailed rules set forth in the Plan, including in-service distributions if adequately designated in advance by the participant, distributions upon unforeseeable emergencies (determined in the discretion of the Compensation Committee), distributions upon a change in control of TSFG (if so elected by the participant) and distributions upon retirement, termination of employment, death and disability. Participants and their beneficiaries, heirs, successors and assigns have no legal or equitable rights, interests or claims in any property or assets of TSFG. For purposes of the payment of benefits under the Plan, any and all of TSFG’s assets remain the general, unpledged, unrestricted assets of TSFG.

The table below sets forth matters with respect to both the Prior Plan and the Plan on a combined basis.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
M. Whittle	—	$40,106	$(99,738)	—	$362,823
J. Gordon	$22,570	2,257	(2,425)	—	22,402
L. Harton	—	—	—	—	—
M. Spagnoletti	35,318	3,574	303	—	39,622
K. Spencer	—	15,000	6,742	—	92,698
T. Schools	—	—	63,246	$488,205	—
M. Sperry	—	15,000	3,227	—	66,348

(footnotes to this table are on the next page)

(footnotes to table on prior page)

(1)	This amount is included in the amount shown in the All Other Compensation column of the Summary Compensation Table.
(2)

TSFG contributions paid on behalf of each Named Executive Officer for 2007 and for the previous two years are shown below. All such amounts have been reported in the Summary Compensation Table for the year in which they were paid to the extent that the individual was a Named Executive Officer in that year.

Name	2007 ($)	Past Two Years ($)	Total ($)
Mack I. Whittle, Jr.	$40,106	$80,212	$120,318
James Gordon	2,257	—	2,257
H. Lynn Harton	—	—	—
Maurice Spagnoletti	3,574	—	3,574
Kendall Spencer	15,000	32,250	47,250
Timothy Schools	—	30,217	30,217
Michael Sperry	15,000	30,000	45,000

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Mack I. Whittle, Jr.

TSFG and Mr. Whittle entered into an employment agreement dated September 3, 2006. The following is a summary of its material provisions. TSFG agreed to employ Mr. Whittle until his 65th birthday (November 2013), as its Chairman and CEO. TSFG must use its best efforts to cause him to be elected to the Board of Directors. His services are to be performed from Greenville, South Carolina. His base salary is reviewed annually for potential increases. Mr. Whittle participates in the MPIP and LTIP at levels within the Board’s discretion, consistent with TSFG’s practices with other executive officers. Mr. Whittle is eligible to participate in TSFG’s 401(k), its SERP and other plans and programs provided by TSFG to other senior executives. Mr. Whittle is also entitled to fringe benefits and perquisite plans on a basis commensurate with his position.

On September 3, 2006, TSFG granted Mr. Whittle 400,000 restricted stock units (the “RSUs”) under TSFG’s LTIP plan. The RSUs vest in seven equal annual installments commencing on September 3, 2007, but also vest immediately on a termination without cause, a termination by Mr. Whittle for “good reason”, upon his death or disability or upon a change in control. Dividend equivalents accrue on the RSUs, and are converted into additional restricted stock units that vest on the same basis as the underlying RSUs. All vested RSUs and any additional restricted stock units accrued as dividend equivalents will be paid on the January 31 immediately following Mr. Whittle’s termination of employment. The Compensation’s Committee’s compensation philosophy does not have a bias either in favor of remaining independent or pursuing a strategic sale to a third party, but rather seeks to structure compensation in a manner most conducive to improving Company performance. The Committee believed that under Mr. Whittle’s prior employment contract (which was entered into when the Company was a much different, smaller entity), he was unduly motivated to pursue the sale of the Company as compared to being more singularly focused upon improving the Company’s operations. This was the case, because if he were terminated (which was likely) after a change in control, he would have received approximately ten times his annual compensation in cash over the five years subsequent to termination. The current Board, which differed in composition from the Board in office when the prior agreement was executed, believed that the removal of the cash payment provision and its replacement with the one time restricted stock award which vests over seven years, would encourage Mr. Whittle to focus the Company’s efforts on those initiatives that will most likely increase TSFG’s common stock price over the coming years. The 400,000 share unit award represented approximately one-third of the cost of potential benefits under the old employment agreement.

Mr. Whittle’s employment may be terminated by him voluntarily at Early Retirement or at Normal Retirement, by him for “good reason”, by TSFG for cause or without cause, or by his death or disability. The term “good reason” is generally defined as TSFG breaching the agreement, Mr. Whittle being assigned duties inconsistent with his position or TSFG requiring Mr. Whittle to relocate. The table below sets forth the compensation payable to Mr. Whittle in each such situation. In each case, the payments must be made in a lump sum, unless indicated otherwise, or unless Mr. Whittle elects a non-lump sum alternative. All unvested forms of compensation vest upon a termination of Mr. Whittle’s employment by him for good reason, or by TSFG in the absence of cause. Mr. Whittle’s agreement provides that he will be entitled to a “gross-up” payment to compensate him for any excise tax liability under Section 4999 of the Internal Revenue Code. Mr. Whittle is obligated for the one-year period following his termination of employment, not to solicit or hire TSFG employees. Also, Mr. Whittle has agreed that for the one-year period after termination (or two-year period in the case of a termination following a change in control) he will not compete (broadly defined) against TSFG in any state in which TSFG conducts its business.

Benefit	Early Retirement (1)	Good Reason by EE; Not for Cause by Company	For Cause Termination	Change in Control (2)	Death or Disability
Cash Compensation
Base Salary and Auto Allowance	—	$ 2,758,920	—	$ 2,758,920	—
Cash Bonus (MPIP)	—	1,524,000	—	1,524,000	—
Equity Compensation
LTIP Restricted Stock and Units	—	1,677,881	—	1,677,881	—
Restricted Stock Units (per Employment Contract)	—	5,570,720	—	5,570,720	$5,570,720
Stock Options (3)	—	272,743	—	272,743	$6,271
Benefits and Perquisites
SERP(4)	—	—	—	—	—
Life and Disability Insurance Payments	—	439,239	—	439,239	—
Aircraft	—	—	—	—	—
Accrued Vacation Pay (5)	$67,308	67,308	$67,308	67,308	67,308
Financial Planning	—	81,600	—	81,600	—
Tax Gross Up on Perqs	—	426,657	—	426,657	—
280G Tax Gross Up	—	—	—	3,183,113	—
Deferred Compensation Contribution	—	120,318	—	120,318	—
Executive Physical	—	18,852	—	18,852	—
Charitable Match	—	45,000	—	45,000	—
Health Benefits	—	24,351	—	24,351	—
TOTAL	$67,308	$13,027,569	$67,308	$16,210,682	$5,644,299
(1)	A voluntary termination by Mr. Whittle will be treated as an Early Retirement due to his age and tenure with TSFG. Mr. Whittle is not eligible for Normal Retirement until age 65.
(2)

Except for the restricted stock and restricted stock units referenced under “Equity Compensation”, which vest immediately upon a change in control, the change in control must be accompanied by a termination of employment in order to receive the benefits set forth in this column.

(3)	Stock options under the SOP will accelerate 50% based on disability before 65 and 100% after 65.
(4)	Reflects only SERP benefits not included in the SERP Plan Benefits table above.
(5)	This assumes that Mr. Whittle has not utilized any vacation during the applicable 12 month period.

James R. Gordon

TSFG and Mr. Gordon entered into an employment agreement dated February 25, 2008. The following is a summary of its material provisions.

The term of the contract is a “rolling” three years, provided that upon notice, either party may make it a fixed term of three years. TSFG agreed to employ Mr. Gordon as its chief financial officer. His base salary is determined by the Board of Directors from time to time. Mr. Gordon is entitled to participate in the MPIP and the LTIP at levels within the Board’s discretion. Mr. Gordon was eligible to participate in TSFG’s 401(k), its SERP and other plans and programs provided by TSFG to other senior executives of the Company. Mr. Gordon is also entitled to fringe benefits and perquisite plans and programs on a basis commensurate with his position.

Mr. Gordon’s employment may be terminated by him voluntarily at Early Retirement or at Normal Retirement, by him for “good reason”, by TSFG for cause or without cause, or by his death or disability. The term “good reason” is generally defined as TSFG breaching the agreement, Mr. Gordon being assigned duties inconsistent with his position or TSFG requiring Mr. Gordon to relocate or travel significantly more. The table below sets forth the compensation payable to Mr. Gordon in each such situation. In each case, the payments must be made in a lump sum, unless indicated otherwise, or unless Mr. Gordon elects a non-lump sum alternative. All unvested forms of compensation vest upon a termination of Mr. Gordon’s employment by him for good reason, or by TSFG in the absence of cause. Mr. Gordon’s agreement provides that he will be entitled to a “gross-up”

payment to compensate him for any excise tax liability under Section 4999 of the Internal Revenue Code. Mr. Gordon is obligated for the two-year period following his termination of employment, not to solicit or hire TSFG employees or to compete (broadly defined) against TSFG by working for any financial institution which is headquartered in any county in which TSFG conducts its business.

The table below sets forth the compensation that would have been payable to Mr. Gordon in each such situation if it had occurred on December 31, 2007. The table includes the impact of the gross-up provision in the February 27, 2008 contract.

Benefit	Voluntary Termination (pre-CIC) (1)	Voluntary Termination (post-CIC) (1)	Good Reason by EE; Not for Cause by Company	For Cause Termination	Change in Control (2)	Death or Disability
Cash Compensation
Base Salary and Auto Allowance	—	$327,000	$ 981,000	—	$981,000	—
Cash Bonus (MPIP)	—	192,000	576,000	—	576,000	—
Equity Compensation
LTIP Restricted Shares and Units	—	—	377,715	—	377,715	—
Stock Options	—	—	76,455	—	76,455	—
Benefits and Perquisites
SERP(3)	—	—	—	—	606,584	—
Life/Disability Insurance Payments	—	—	14,430	—	14,430	—
Aircraft	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Accrued Vacation Pay	—	—	—	—	—	—
Financial Planning	—	—	—	—	—	—
Tax Gross Up on Perqs	—	—	7,858	—	7,858	—
280G Tax Gross Up	—	—	869,800	—	869,800	—
Deferred Compensation Contribution	—	—	6,771	—	6,771	—
Executive Physical	—	—	—	—	—	—
Charitable Match	—	—	—	—	—	—
Health Benefits	—	—	24,351	—	24,351	—
TOTAL	—	$519,000	$2,934,380	—	$3,540,964	—
(1)	Given Mr. Gordon’s age and tenure with the Company, he would not qualify for Early Retirement or Normal Retirement under any agreements or compensation plans.
(2)

Except for the restricted stock shares and units referenced under “Equity Compensation”, which would vest immediately upon a change in control, the change in control must be accompanied by a termination of employment in order to receive the benefits set forth in this column.

(3)	Reflects only SERP benefits not included in the SERP Plan Benefits table above.

H. Lynn Harton

TSFG and Mr. Harton entered into an employment agreement dated February 25, 2008. The following is a summary of its material provisions.

The term of the contract is a “rolling” three years, provided that upon notice, either party may make it a fixed term of three years. TSFG agreed to employ Mr. Harton as its chief credit and risk officer. His base salary is determined by the Board of Directors from time to time. Mr. Harton is entitled to participate in the MPIP and the LTIP at levels within the Board’s discretion. Mr. Harton was eligible to participate in TSFG’s 401(k), its SERP and other plans and programs provided by TSFG to other senior executives of the Company. Mr. Harton is also entitled to fringe benefits and perquisite plans and programs on a basis commensurate with his position.

Mr. Harton’s employment may be terminated by him voluntarily at Early Retirement or at Normal Retirement, by him for “good reason”, by TSFG for cause or without cause, or by his death or disability. The term “good reason” is generally defined as TSFG breaching the agreement, Mr. Harton being assigned duties inconsistent with his position or TSFG requiring Mr. Harton to relocate or travel significantly more. The table below sets forth the compensation payable to Mr. Harton in each such situation. In each case, the payments must be made in a lump sum, unless indicated otherwise, or unless Mr. Harton elects a non-lump sum alternative. All unvested forms of compensation vest upon a termination of Mr. Harton’s employment by him for good reason, or by TSFG in the absence of cause. Mr. Harton’s agreement provides that he will be entitled to a “gross-up” payment to compensate him for any excise tax liability under Section 4999 of the Internal Revenue Code. Mr. Harton is obligated for the two-year period following his termination of employment, not to solicit or hire TSFG employees or to compete against TSFG by working for any other bank, thrift, or other lending institution headquartered in any county in which the Company has a physical presence which would involve Executive engaging in the same or substantially similar activities as those he provided to TSFG at the time of his termination.

The table below sets forth the compensation that would have been payable to Mr. Harton in each such situation if it had occurred on December 31, 2007. The table reflects the impact of the gross-up provision in the February 27, 2008 contract.

Benefit	Voluntary Termination (pre-CIC) (1)	Voluntary Termination	EE; Not for Cause by Company	For Cause Termination	Change in Control (2)	Death or Disability
Cash Compensation
Base Salary and Auto Allowance	—	$287,000	$861,000	—	$861,000	—
Cash Bonus (MPIP)	—	168,000	504,000	—	504,000	—
Equity Compensation
LTIP Restricted Shares and Units	—	—	349,940	—	349,940	—
Stock Options	—	—	164,000	—	164,000	—
Benefits and Perquisites
SERP(3)	—	—		—	669,686	—
Life/Disability Insurance Payments	—	—	4,890	—	4,890	—
–Aircraft	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Accrued Vacation Pay	—	—	—	—	—	—
Financial Planning	—	—	5,000	—	5,000	—
Tax Gross Up on Perqs	—	—	8,598	—	8,598	—
280G Tax Gross Up	—	—	861,926	—	861,926	—
Deferred Compensation Contribution	—	—	—	—	—	—
Executive Physical	—	—	—	—	—	—
Charitable Match	—	—	—	—	—	—
Health Benefits	—	—	24,351	—	24,351	—
TOTAL	—	$455,000	$2,783,705	—	$3,453,391	—
(1)	Given Mr. Harton’s age and tenure with the Company, he would not qualify for Early Retirement or Normal Retirement under any agreements or compensation plans.
(2)

Except for the restricted stock shares and units referenced under “Equity Compensation”, which would vest immediately upon a change in control, the change in control must be accompanied by a termination of employment in order to receive the benefits set forth in this column.

(3)	Reflects only SERP benefits not included in the SERP Plan Benefits table above.

Kendall L. Spencer

TSFG and Mr. Spencer entered into an employment agreement dated February 25, 2008. The following is a summary of its material provisions.

The term of the contract is a “rolling” three years, provided that upon notice, either party may make it a fixed term of three years. TSFG agreed to employ Mr. Spencer as president of TSFG’s banking subsidiary in Florida. His base salary is determined by the Board of Directors from time to time. Mr. Spencer is entitled to participate in the MPIP and the LTIP at levels within the Board’s discretion. Mr. Spencer was eligible to participate in TSFG’s 401(k), its SERP and other plans and programs provided by TSFG to other senior executives of the Company. Mr. Spencer is also entitled to fringe benefits and perquisite plans and programs on a basis commensurate with his position.

Mr. Spencer’s employment may be terminated by him voluntarily at Early Retirement or at Normal Retirement, by him for “good reason”, by TSFG for cause or without cause, or by his death or disability. The term “good reason” is generally defined as TSFG breaching the agreement, Mr. Spencer being assigned duties inconsistent with his position or TSFG requiring Mr. Spencer to relocate or travel significantly more. The table below sets forth the compensation payable to Mr. Spencer in each such situation. In each case, the payments must be made in a lump sum, unless indicated otherwise, or unless Mr. Spencer elects a non-lump sum alternative. All unvested forms of compensation vest upon a termination of Mr. Spencer’s employment by him for good reason, or by TSFG in the absence of cause. Mr. Spencer’s agreement provides that he will be entitled to a “gross-up” payment to compensate him for any excise tax liability under Section 4999 of the Internal Revenue Code. Mr. Spencer is obligated for the two-year period following his termination of employment, not to solicit or hire TSFG employees or to compete (broadly defined) against TSFG by overseeing or otherwise servicing any market area or customers over which he had responsibility at the time of his termination or during the two years immediately prior to such termination.

The table below sets forth the compensation that would have been payable to Mr. Spencer in each such situation if it had occurred on December 31, 2007. The table reflects the impact of the gross-up provision in the February 27, 2008 contract.

Benefit	Early Retirement(1)	Good Reason by EE; Not for Cause by Company	For Cause Termination	Change in Control (2)	Death or Disability
Cash Compensation
Base Salary and Auto Allowance	—	$782,100	—	$782,100	—
Cash Bonus (MPIP)	—	263,000	—	263,000	—
Equity Compensation
LTIP Restricted Shares and Units	—	322,900	—	322,900	—
Stock Options	—	81,465	—	81,465	—
Benefits and Perquisites
SERP(3)	—	—	—	594,433	—
Life/Disability Insurance Payments	—	29,505	—	29,505	—
Aircraft	—	—	—	—	—
Disability	—	—	—	—	—
Accrued Vacation Pay	—	—	—	—	—
Financial Planning	—	7,000	—	7,000	—
Tax Gross Up on Perqs	—	6,201	—	6,201	—
280G Tax Gross Up	—	639,233	—	639,233	—
Deferred Compensation Contribution	—	15,000	—	15,000	—
Executive Physical	—	7,875	—	7,875	—
Charitable Match	—	—	—	-0-	—
Health Benefits	—	24,351	—	24,351	—
TOTAL	—	$2,178,630	—	$2,773,063	—
(1)	A voluntary termination by Mr. Spencer will be treated as an Early Retirement due to his age and tenure with TSFG. Mr. Spencer is not eligible for Normal Retirement until age 65.
(2)

Except for the restricted stock shares and units referenced under “Equity Compensation”, which would vest immediately upon a change in control, the change in control must be accompanied by a termination of employment in order to receive the benefits set forth in this column.

(3)	Reflects only SERP benefits not included in the SERP Plan Benefits table above.

Maurice J. Spagnoletti

TSFG and Mr. Spagnoletti entered into an employment agreement dated February 25, 2008. The following is a summary of its material provisions.

The term of the contract is a “rolling” three years, provided that upon notice, either party may make it a fixed term of three years. TSFG agreed to employ Mr. Spagnoletti as president of TSFG’s banking subsidiary in South Carolina. His base salary is determined by the Board of Directors from time to time. Mr. Spagnoletti is entitled to participate in the MPIP and the LTIP at levels within the Board’s discretion. Mr. Spagnoletti is eligible to participate in TSFG’s 401(k), its SERP and other plans and programs provided by TSFG to other senior executives of the Company. Mr. Spagnoletti is also entitled to fringe benefits and perquisite plans and programs on a basis commensurate with his position.

Mr. Spagnoletti’s employment may be terminated by him voluntarily at Early Retirement or at Normal Retirement, by him for “good reason”, by TSFG for cause or without cause, or by his death or disability. The term “good reason” is generally defined as TSFG breaching the agreement, Mr. Spagnoletti being assigned duties inconsistent with his position or TSFG requiring Mr. Spagnoletti to relocate or travel significantly more. The table below sets forth the compensation payable to Mr. Spagnoletti in each such situation. In each case, the payments must be made in a lump sum, unless indicated otherwise, or unless Mr. Spagnoletti elects a non-lump sum alternative. All unvested compensation vest upon termination of Mr. Spagnoletti’s employment by him for good reason or by TSFG without cause. Mr. Spagnoletti’s agreement provides that he will be entitled to a “gross-up” payment to compensate him for any excise tax liability under Section 4999 of the Internal Revenue Code. For the two-year period following his termination of employment, Mr. Spagnoletti may not solicit or hire TSFG employees or compete (broadly defined) against TSFG by servicing any market area or customers over which he had responsibility at the time of his termination or during the two years immediately prior to such termination.

The table below sets forth the compensation that would have been payable to Mr. Spagnoletti in each such situation if it had occurred on December 31, 2007. The table reflects the impact of the gross-up provision in the February 27, 2008 contract.

Benefit	Voluntary Termination (pre-CIC) (1)	Voluntary Termination (post-CIC) (1)	Good Reason by EE; Not for Cause by Company	For Cause Termination	Change in Control (2)	Death or Disability
Cash Compensation
Base Salary and Auto Allowance	—	$369,200	$1,107,600	—	$1,107,600	—
Cash Bonus (MPIP)	—	155,000	465,000	—	465,000	—
Equity Compensation
LTIP Restricted Shares and Units	—	—	376,527	—	376,527	—
Stock Options	—	—	290,040	—	290,040	$1,672
Benefits and Perquisites
SERP(3)	—	—	—	—	1,118,942	—
Life/Disability Insurance Payments	—	—	20,877	—	20,877	—
Aircraft	—	—	—	—	—	—
Disability	—	—	—	—	—	—
Accrued Vacation Pay	—	—	—	—	—	—
Financial Planning	—	—	12,475	—	12,475	—
Tax Gross Up on Perqs	—	—	7,793	—	7,793	—
280G Tax Gross Up	—	—	1,015,110	—	1,015,110	—
Deferred Compensation Contribution	—	—	3,574	—	3,574	—
Executive Physical	—	—	—	—	—	—
Charitable Match	—	—	—	—	—	—
Health Benefits	—	—	24,351	—	24,351	—
TOTAL	—	$524,200	$3,323,347	—	$4,442,289	$1,672
(1)

Given Mr. Spagnoletti’s age and tenure with TSFG, he would not qualify for Early Retirement or Normal Retirement under any agreements or compensation plans. However, either Mr. Spagnoletti or TSFG may terminate Mr. Spagnoletti’s employment within 90 days subsequent to May 22, 2008 if TSFG elects not to create the position of Chief Banking Officer before May 22, 2008, or if Mr. Spagnoletti is not selected to be the Chief Banking Officer when that position is created and filled, and in such case he will receive one times his annual base and short term bonus compensation, plus reasonable relocation expenses.

(2)

Except for the restricted stock shares and units referenced under “Equity Compensation”, which would vest immediately upon a change in control, the change in control must be accompanied by a termination of employment in order to receive the benefits set forth in this column.

(3)	Reflects only SERP benefits not included in the SERP Plan Benefits table above.

Michael W. Sperry

TSFG and Mr. Sperry entered into an employment agreement dated September 6, 2007. The following is a summary of its material provisions.

The term of Mr. Sperry’s contract extends until March 31, 2008. From September 6, 2007 through October 31, 2007, TSFG agreed to employ Mr. Sperry in the position of senior credit executive, and but from November 1, 2007 through March 31, 2008, Mr. Sperry, though still an employee, has served in a more

“consultant” role, and during such period, has been responsible for calculating loan loss reserves and certain other related matters. At March 31, 2008, Mr. Sperry will retire.

Prior to March 31, 2008, Mr. Sperry continues his current compensation arrangement, including receiving a base salary as determined by the Board and participating the various fringe, welfare and healthcare benefit plans offered by the Company to similar executives, except that in contemplation of his retirement, TSFG has agreed that Mr. Sperry’s short-term bonus shall be $450,000 for all services rendered during 2007 and the first quarter of 2008. Furthermore, the parties have agreed that no future awards under the LTIP will be made; however, all Mr. Sperry’s unvested time-based awards of LTIP restricted stock and in-the-money stock options will be vested at March 31, 2008. In addition, the exercise period of all vested stock options held by Mr. Sperry at March 31, 2008 will be extended to the earlier of March 31, 2009 or the expiration date of such stock option. Mr. Sperry will continue to participate in the SERP through March 31, 2008, and at such date, the SERP will be amended to provide that Mr. Sperry will be entitled to a 45% Early Retirement benefit thereunder.

Prior to March 31, 2008, Mr. Sperry’s employment may be terminated by him voluntarily at Early Retirement or at Normal Retirement, by him for “good reason”, by TSFG for cause or without cause, or by his death or disability. The term “good reason” is generally defined as TSFG breaching the agreement, Mr. Sperry being assigned duties inconsistent with his position or TSFG requiring Mr. Sperry to relocate or travel significantly more. The table below sets forth the compensation payable to Mr. Sperry in each such situation. In each case, the payments must be made in a lump sum, unless indicated otherwise, or unless Mr. Sperry elects a non-lump sum alternative. All unvested forms of compensation vest upon a termination of Mr. Sperry’s employment by him for good reason, or by TSFG in the absence of cause. Mr. Sperry is obligated for the one-year period following his termination of employment, not to solicit or hire TSFG employees or to compete (broadly defined) against TSFG by working as a credit executive and overseeing, servicing or otherwise having responsibility for customers located in the state of South Carolina (subject to limited exceptions).

Timothy K. Schools

Mr. Schools served as chief financial officer of the Company during 2007 through March 31, 2007. His employment with the Company ended April 30, 2007, and there are no residual compensatory contractual arrangements. All compensation paid to Mr. Schools by the Company during 2007 is reflected above in the Summary Compensation Table set forth in the EXECUTIVE COMPENSATION section above.

EQUITY COMPENSATION PLAN DATA

The table below sets forth information regarding TSFG’s equity compensation plans at January 31, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column of numbers)
Equity compensation plans approved by security holders (1)	5,150,849 (2)	$17.83	1,409,784
Equity compensation plans not approved by security holders (3)	—	—	—
Total	5,150,849 (2)	$17.83	1,409,784
(1)

These plans (as defined in the applicable SEC rules) are as follows: Amended and Restated TSFG Stock Option Plan, the TSFG Restricted Stock Agreement Plan, the Director Stock Option Plan, the Amended and Restated Fortune 50 Plan, the TSFG Long-Term Incentive Plan, and option plans assumed by TSFG as a result of acquisitions.

(2)	Of this amount, 469,694 options have been issued pursuant to non-TSFG Plans.
(3)

TSFG has adopted no “equity compensation plans” as defined in the applicable SEC rules, which have not been approved by its shareholders. TSFG believes that all equity compensation plans to which it succeeded in connection with mergers and acquisitions were approved by such acquired entities’ shareholders.

ITEM NO. 2 – APPROVAL OF AMENDMENTS TO ARTICLES OF

INCORPORATION TO REPLACE SUPERMAJORITY VOTING

PROVISIONS WITH MAJORITY VOTING PROVISIONS

Introduction

We are seeking shareholder approval to amend TSFG’s Articles of Incorporation to remove existing supermajority vote provisions and replace them with majority vote provisions.

TSFG’s Articles of Incorporation currently require the affirmative vote of holders of 80% of the outstanding shares to approve certain material corporate transactions (such as mergers, consolidations, sales of substantially of its assets and its dissolution), unless 80% of the Board of Directors approves the transaction. The Articles of Incorporation also provide that holders of 80% of the outstanding shares must approve the removal of Directors without cause.

Current South Carolina law (to which the Company is subject) provides that if the Articles of Incorporation do not provide otherwise, the transactions referenced above require the affirmative vote of holders of two-thirds of the Company’s outstanding shares. Also, unless the Articles of Incorporation provide otherwise, Directors may be removed either with or without cause if the number of votes cast to remove him/her exceeds the number of votes cast not to remove him/her.

TSFG proposes to amend its Articles of Incorporation to affirmatively provide that a majority vote shall be required in place of the statutory “default” provision of a two-thirds vote. Set forth on Exhibit A is the language of the amendments being proposed to the Company’s Articles of Incorporation.

No replacement provisions are proposed with respect to the current provisions which require an 80% vote to remove Directors without cause. Therefore, if this proposal passes, Directors may be removed either with or without cause if the number of votes cast to remove him/her exceeds the number of votes cast not to remove him/her.

If the proposal is approved, amendments to TSFG’s Articles of Incorporation consistent with Exhibit A will be filed with the South Carolina Secretary of State and will become effective upon filing.

Vote Required

The adoption of this proposed amendment replacing the supermajority voting provisions with majority voting provisions requires the affirmative vote of holders of 80% of the TSFG common stock outstanding on the Record Date. Abstentions and broker non-votes will count as votes against the proposal.

Rationale

TSFG’s existing supermajority vote provisions were proposed and adopted by shareholders at a point in time when the Company was closer to its inception and more in need of anti-takeover protection. They were also implemented prior to the current, evolving notions of what constitutes good corporate governance. Though still a debatable topic, it is the consensus among many governance experts, that a majority shareholder vote standard for non-ordinary course transactions such as merger, is most appropriate. The TSFG Board of Directors agrees, and accordingly is submitting this proposal for shareholders’ consideration and approval.

Recommendation

Our Board of Directors unanimously recommends a vote “FOR” these Amendments to the Company’s Articles of Incorporation.

ITEM NO. 3 – APPROVAL OF AN AMENDMENT TO ARTICLES OF

INCORPORATION TO PHASE OUT TSFG’S “CLASSIFIED” BOARD STRUCTURE

Summary of Proposed Amendments

We are seeking shareholder approval to amend TSFG’s Articles of Incorporation to phase out TSFG’s “classified” board structure.

TSFG’s Articles of Incorporation currently provide that whenever the Board consists of nine or more persons, it will be divided into three classes, which are elected to staggered, three-year terms. The Company is proposing an amendment to its Articles of Incorporation which would phase out this classified board structure by the 2010 Annual Meeting. The amendment being proposed would provide as follows:

Section 6(c) of the Articles of Incorporation [providing for a classified board] shall be subject to the subsequent sentences, and after the 2010 Annual Meeting of Shareholders shall be deemed to be of no further force and effect.

The class of Directors whose terms end at the 2008 Annual Meeting of Shareholders shall be elected for a three-year term ending in 2011. The class of Directors whose terms end at the 2009 Annual Meeting of Shareholders shall be elected for a two-year term ending in 2011. The class of Directors whose terms end at the 2010 Annual Meeting of Shareholders shall be elected for a one-year term ending in 2011, and subsequent thereto, all Directors shall be elected for one-year terms.

The effect of this is that at the 2008 Annual Meeting of Shareholders, the 2008 class of Directors will be elected for a three-year term; at the 2009 Annual Meeting of Shareholders, the 2009 class of Directors will be elected for a two-year term; and at the 2010 Annual Meeting of Shareholders, the current 2010 class of Directors will be elected for a one-year term. Going forward from that point, the entire Board would be elected to one-year terms, thereby eliminating its current “classified” board structure.

Vote Required

The adoption of this proposed amendment phasing out TSFG’s classified Board structure requires the affirmative vote of holders of two-thirds of the TSFG common stock outstanding on the Record Date. Abstentions and broker non-votes will count as votes against the proposal.

Rationale

TSFG’s classified board structure was proposed and adopted by shareholders at a point in time when the Company was closer to its inception and more in need of anti-takeover protection. It was also implemented prior to the current, evolving notions of what constitutes good corporate governance. Though still a debatable topic, it is the consensus among many governance experts that the entire Board should be presented to shareholders for election annually. The TSFG Board of Directors agrees, and accordingly is submitting this proposal for shareholders’ consideration and approval. Given the long history of a classified board, and the logistical issues of making this transition, the Board has determined that it is most appropriate to phase out the Company’s classified board.

Recommendation

Our Board of Directors unanimously recommends a vote “FOR” this Amendment to the Company’s Articles of Incorporation.

ITEM NO. 4 – APPROVAL OF THE TSFG STOCK OPTION PLAN,

INCLUDING AMENDMENTS TO INCREASE THE SHARES

AVAILABLE FOR ISSUANCE THEREUNDER BY 500,000

Summary of Proposal

We are seeking shareholder approval of the TSFG Amended and Restated Stock Option Plan (the “Option Plan”) which amends and restates the Option Plan. The primary amendment is the increase in the number of shares of TSFG common stock that may be issued thereunder from an aggregate of 4,700,000 to an aggregate of 5,200,000. The Board recommends approval because it believes that the Option Plan is an effective component of management compensation.

There are currently approximately 4,600,500 shares which have been issued pursuant to exercised options or which are subject to outstanding options. Although members of senior management are able to receive options under the Option Plan, the Board of Directors expects that most options granted to senior management will be made under TSFG’s Long-Term Incentive Plan. However, the Board believes that it is necessary from time to time to grant options outside of the Long-Term Incentive Plan context (as an inducement upon initial employment, for example) and that the Option Plan meets that need.

Material Features of the Option Plan

The Option Plan is summarized below. However, this summary is qualified in its entirety by reference to the text of the Option Plan, a copy of which is attached hereto as Exhibit B.

Administration and Eligibility. The Option Plan generally provides that the Compensation Committee of the Board (the “Committee”) comprised solely of members thereof who are “disinterested persons” within the meaning of Section 16 of the Exchange Act, may grant either incentive stock options or nonqualified options to such employees as the Committee has determined to have the greatest impact on TSFG’s long-term performance. Non-employee Board members are not eligible to acquire stock under the Option Plan. The Committee is also empowered to administer the Option Plan and to take all such actions as may be necessary thereunder.

In making any determination as to the employees to whom options shall be granted thereunder and as to the number of shares to be subject thereto, the Committee must take into account the level and responsibility of the person’s position, the level of the person’s performance, the person’s level of compensation, the assessed potential of the person and such additional factors as the Committee shall deem relevant to the accomplishment of the purposes of the Option Plan. The Committee may also utilize guidelines set forth in other compensation plans of TSFG, including the Long-Term Incentive Plan, in determining any matters related to the grant of options under the Option Plan. The stock option awards are generally but not exclusively made to officers (including non-executive officers) of TSFG. During 2007, approximately 520 persons received options under the Option Plan.

Exercise and Duration of Options. The exercise price of such options is equal to the fair market value per share (as defined in the Option Plan) of TSFG common stock on the date the option is granted. Options are exercisable as set forth in the award agreement approved from time to time by the Board or the Committee. Option periods are generally ten years from the date of grant, except that options may not be exercised after 90 days following an optionee’s termination of employment (except in certain instances involving death, disability, voluntary retirement, or if the Committee expressly states otherwise, in the award agreement). Subject to certain limited exceptions, options granted under the Option Plan may generally be exercised, if otherwise timely, within three months after retirement resulting from disability or retirement for any reason after age 60. Subject to certain exceptions in cases of disability or death (where options become fully exercisable), the option may not be exercised for more than the number of shares, if any, as to which it was exercisable by the optionee immediately before such retirement. In general, if an optionee dies while employed by TSFG or within three months after retirement, such option may be exercised to the extent that the optionee would have been entitled to do so at the date of his death by the legatees or personal representatives within one year of the optionee’s death.

In the event that TSFG experiences a “change in control,” the expiration date and the dates on which any part of the option is exercisable for all of the shares covered thereby may be accelerated.

Assignability. Options granted under the Option Plan are assignable only in limited instances in accordance with applicable law.

Amendment. The Committee may modify and amend the Option Plan subject to any shareholder approval required by applicable law, TSFG’s articles of incorporation, or the regulations of the NASD.

Effective Date. The original effective date of the Option Plan was the date of its adoption by the Board in 1986. The effective date of the amendment to the Option Plan is May 6, 2008, assuming shareholder approval is received at the Annual Meeting. If such approval is not received, the Option Plan will continue in effect, unchanged by the proposed amendment.

Federal Income Tax Consequences

The following discussion is intended only as a brief summary of the federal income tax rules relevant to stock options. The laws governing the tax aspects of awards are highly technical, and such laws are subject to change.

Nonqualified Options. Generally, the optionee does not recognize any taxable income at the time of grant of a nonqualified option. Upon the exercise of the nonqualified option the optionee will recognize ordinary income, equal to the excess of the fair market value of the common stock acquired on the date of exercise over the exercise price, and will be subject to wage and employment tax withholding. TSFG will generally be entitled to a deduction equal to such ordinary income at the time that the employee recognizes such income. The optionee will have a capital gain or loss upon the subsequent sale of the stock in an amount equal to the sale price less the fair market value of the common stock on the date of exercise. The capital gain or loss will be long-term or short-term depending on whether the stock was held for more than one year after the exercise date. TSFG will not be entitled to a deduction for any capital gain realized. Capital losses on the sale of common stock acquired upon an option’s exercise may be used to offset capital gains.

Incentive Stock Options. Generally, the optionee will not recognize any taxable income at the time of grant or exercise of an option that qualifies as an incentive option under Section 422 of the Internal Revenue Code. However, the excess of the stock’s fair market value at the time of exercise over the exercise price will be included in the optionee’s alternative minimum taxable income and thereby may cause the optionee to be subject to an alternative minimum tax. The optionee will recognize capital gain or loss, measured by the difference between the stock sale price and the exercise price, when the shares are sold.

In order to qualify for the incentive option tax treatment described in the preceding paragraph, the optionee must be employed by TSFG continuously from the time of the option’s grant until three months before the option’s exercise and the optionee must not sell the shares until more than one year after the option’s exercise date and more than two years after its grant date. If the optionee does not satisfy these conditions, the optionee will recognize taxable ordinary income when the optionee sells the shares in an amount equal to the difference between the option exercise price and the lesser of (i) the fair market value of the stock on the exercise date and (ii) the sale price. If the sale price exceeds the fair market value on the exercise date, the excess will be taxable to the optionee as long-term or short-term capital gain depending on whether the optionee held the stock for more than one year. Notwithstanding the foregoing, incentive stock options will not be treated as incentive stock options to the extent that the aggregate fair market value of stock (determined as of the date of grant) with respect to which the options are first exercisable during any calendar year exceeds $100,000. TSFG will not be entitled to any deduction by reason of the grant or exercise of the incentive option or the sale of stock received upon exercise after the required holding periods have been satisfied. If the optionee does not satisfy the required holding periods before selling the shares and consequently recognizes ordinary income, TSFG will be allowed a deduction corresponding to the optionee’s ordinary income.

Stock Option Plan Data

It is impossible at the present time to indicate specifically the names of persons to whom future options will be granted, or the aggregate number of shares, within the limitations of the Option Plan. Except for the new hire grants made to Messrs. Gordon and Harton detailed in the Grants of Plan-Based Awards Table above, no option grants were made to executive officers during fiscal 2007. Outside Directors are not eligible to participate in the Option Plan. The description of the Option Plan above provides information on grants made during fiscal 2007 to employees who are not executive officers.

Vote Required

The amendment to the Option Plan requires the approval of holders of a majority of the total votes cast on the proposal. Abstentions and broker non-votes will have no effect upon the vote on this matter.

Recommendation

Our Board of Directors unanimously recommends a vote “FOR” approval of the amendment to the Amended and Restated Stock Option Plan.

ITEM NO. 5 – APPROVAL OF TSFG’S LONG-TERM INCENTIVE PLAN

INCENTIVE COMPENSATION PLAN

Reason for Approval

We are asking that shareholders re-approve our existing Long-Term Incentive Plan (the “LTIP”). No material amendments to the LTIP are being proposed. Rather, this re-approval is being sought in order to comply with the provisions of Section 162(m) of the Internal Revenue Code, as amended, which requires that in order for compensation under a plan to constitute “performance-based” compensation and thereby be deductible to the Company, shareholders must approve it at least every five years. The entire LTIP was approved at the 2003 Annual Meeting of Shareholders (although material amendments to portions of the LTIP have been approved within the past five years).

Material Features of the LTIP

The following description of the material terms of the LTIP is qualified in its entirety by reference to the terms of the LTIP, a copy of which has been included in TSFG’s filings with the SEC and may be obtained from TSFG by writing to Investor Relations, 104 South Main Street, Greenville, SC 29601.

Purpose and Eligible Individuals. The purpose of the LTIP is to give TSFG a competitive advantage in attracting, retaining and motivating officers, employees, directors and consultants and to provide TSFG and its subsidiaries and affiliates with a stock plan providing incentives directly linked to the profitability of TSFG’s businesses and increases in TSFG’S shareholder value. Directors, officers, employees and consultants of, and prospective employees and consultants of, TSFG and its subsidiaries and affiliates are eligible to participate in the LTIP. As of March 3, 2008, there were approximately 55 persons eligible to participate in the three-year long-term compensation program of the LTIP, although miscellaneous grants under the LTIP plan have been made to approximately 500 persons.

Administration. The LTIP is administered by the Compensation Committee of the Board, except with respect to grants to non-employee Directors, which are administered by the Nominating and Corporate Governance Committee. The Committee administering the plan will be referred to in this description as the “Committee”. The Committee is authorized to delegate certain administrative responsibilities to individuals selected by it in its discretion. The Committee will determine the eligible individuals to whom and the time or times at which awards will be granted, the number of shares subject to awards to be granted to any eligible individual, the duration of any award cycle, and any other terms and conditions of the grant, in addition to those contained in the LTIP. Each grant under the LTIP will be confirmed by and subject to the terms of an award agreement.

Authorized Shares. The maximum number of shares of common stock that may be delivered to participants and their beneficiaries under the LTIP is 2,500,000. No participant may be granted stock options or stock appreciation rights (SARs) covering in excess of 100,000 shares of common stock in any calendar year. Shares subject to an award under the LTIP shall be TSFG’s authorized and unissued shares. No more than 1,700,000 shares of restricted stock may be issued during the term of the LTIP.

If any award is forfeited, or if any option (or a stock appreciation right, if any) terminates, expires or lapses without being exercised, or if any SAR is exercised for cash, shares of common stock subject to such awards will again be available for distribution in connection with awards under the LTIP. If the option price of any option or the strike price of any freestanding SAR is satisfied by delivering shares of common stock to TSFG (by either actual delivery or by attestation), only the number of shares of common stock delivered to the participant net of the shares of common stock delivered to TSFG or attested to will be deemed delivered for purposes of determining the maximum numbers of shares of common stock available for delivery under the LTIP. To the extent any shares of common stock subject to an award are not delivered to a participant because such shares are used to satisfy an applicable tax-withholding obligation, such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of common stock available for delivery under the LTIP. The maximum number of shares of common stock that may be issued pursuant to options intended to be incentive stock options is 1,900,000 shares.

In the event of certain types of corporate transactions or restructurings, such as stock splits, mergers, consolidations, separations, spin-offs, reorganizations, liquidations, reorganizations, or other distributions of stock or property of TSFG (including an extraordinary stock or cash dividend), the Committee or the Board may make adjustments in the aggregate number and kind of shares reserved for issuance under the LTIP, in the maximum share limitations upon stock options, incentive stock options, stock appreciation rights and other awards to be granted to any individual, in the number, kind and option price or strike price of outstanding stock options and stock appreciation rights, in the number and kind of shares subject to other outstanding awards granted under the LTIP, and any other equitable substitutions or adjustments that the Committee or the Board determine to be appropriate in their sole discretion.

Stock Options. Stock options may be granted alone or in addition to other awards. Stock options may be “incentive stock options” (within the meaning of Section 422 of the Internal Revenue Code) or nonqualified stock options, as designated by the Committee and specified in the option agreement setting forth the terms and provisions of the options. The term of each stock option will be fixed by the Committee but no incentive stock option may be exercised more than 10 years after the date it is granted. The exercise price per share of common stock purchasable under a stock option will be determined by the Committee but, except in the case of stock options granted in lieu of foregone compensation, may not be less than the fair market value of the common stock on the date of grant. Options granted under the LTIP cannot be repriced without shareholder approval.

Except as otherwise provided in the LTIP, stock options will be exercisable at the time or times and subject to the terms and conditions determined by the Committee, and the Committee may at any time accelerate the exercisability of a stock option. A participant exercising an option may pay the exercise price in cash or, if approved by the Committee, with previously acquired shares of common stock or a combination of cash and stock. The Committee, in its discretion, may allow the cashless exercise of options through the use of a broker-dealer, to the extent permitted by applicable law, or for payment of the exercise price by withholding from the shares issuable upon exercise a number of shares having a fair market value on the date of exercise equal to the aggregate exercise price. The LTIP contains provisions, which apply unless otherwise determined by the Committee, regarding the vesting and post-termination exercisability of options held by optionees whose employment with TSFG terminates by reason of death, disability, retirement, or otherwise.

Stock Appreciation Rights. Stock appreciation rights may be granted separately or in tandem with all or part of any stock option granted under the LTIP. A stock appreciation right granted separately from any stock option under the LTIP is called a freestanding SAR. A stock appreciation right granted in tandem with a stock option under the LTIP is called a tandem SAR. A tandem SAR will terminate and will no longer be exercisable upon the termination or exercise of the related stock option. A tandem SAR may be exercised by an optionee, at the time or times and to the extent the related stock option is exercisable, by surrendering the applicable portion of the related stock option in accordance with procedures established by the Committee. Upon exercise, a tandem SAR permits the optionee to receive cash, shares of common stock, or a combination of cash and stock, as determined by the Committee. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share of common stock on the date of exercise over the per share exercise price of the related stock option, multiplied by the number of shares with respect to which the tandem SAR is exercised.

A freestanding SAR may have a term of up to ten years. Except in the case of freestanding SARs granted in lieu of compensation, the exercise price cannot be lower than the fair market value of the stock on the grant date. The SAR cannot be repriced without shareholder approval. The Committee can determine exercisability restrictions on freestanding SARs at the time of grant. Upon exercise, a freestanding SAR permits the holder to receive cash, shares of common stock, or a combination of cash and stock, as determined by the Committee. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share of common stock on the date of exercise over the exercise price, multiplied by the number of shares with respect to which the freestanding SAR is exercised. The LTIP contains provisions, which apply unless otherwise determined by the Committee, regarding the vesting and post-termination exercisability of freestanding SARs held by an individual whose employment with TSFG terminates by reason of death, disability, retirement or otherwise. The Committee may also establish procedures permitting the holder of a freestanding SAR to defer to a later time the receipt of shares issuable upon the exercise of a freestanding SAR and/or to receive cash at such later time in lieu of the deferred shares.

Restricted Stock. The LTIP authorizes the Committee to grant restricted stock to individuals with such restriction periods as the Committee may designate. The Committee may also provide at the time of grant that restricted stock cannot vest unless applicable performance goals are satisfied.

If the grant is intended to be a “qualified performance based award,” these goals must be based on the attainment of specified levels of one or more of the following measures: revenue growth; earnings before interest, taxes, depreciation, and amortization; earnings before interest and taxes; operating income; pre- or after- tax income; earnings per share; cash flow; cash flow per share; return on equity; return on invested capital; return on assets; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels. These goals may be established on a corporate-wide basis or with respect to one or more business units, divisions, or subsidiaries. Measurement of performance against goals may exclude impact of charges for restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring items, and the cumulative effects of accounting changes, each as defined by generally accepted accounting principles and as identified in the financial statements, notes to the financial statements, or management’s discussion and analysis within TSFG’s annual report.

A “qualified performance-based award” is a grant of restricted stock or performance units designated as such by the Committee at the time of grant based upon a determination that (1) the recipient is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Internal Revenue Code in the year in which TSFG would expect to be able to claim a tax deduction with respect to such performance unit awards, and (2) the Committee wishes such grant to qualify for the exemption from the limitation on deductibility of compensation with respect to any covered employee imposed by Section 162(m) of the Internal Revenue Code. The Committee will specify the performance goals to which any “qualified performance-based award” will be subject. No more than 250,000 shares of common stock may be subject to “qualified performance-based awards” granted to any participant in any fiscal year.

The provisions of restricted stock awards (including any applicable performance goals) need not be the same with respect to each participant. During the restriction period, the Committee may require that the stock certificates evidencing restricted shares be held by TSFG. Restricted stock may not be sold, assigned, transferred, pledged or otherwise encumbered. Restricted stock is forfeited upon termination of employment, unless otherwise provided by the Committee. Other than these restrictions on transfer and any other restrictions the Committee may impose, the participant will have all the rights of a holder of stock holding the class or series of stock that is the subject of the restricted stock award.

Performance Units. Performance units may be granted either alone or in addition to other awards granted under the LTIP. Performance units may be performance-based stock awards or performance-based cash awards. Performance units may be granted subject to the attainment of performance goals and/or the continued service of the participant. As noted above, performance units can be “qualified performance-based awards.” At the conclusion of the award cycle, the Committee will evaluate the degree to which any applicable performance goals have been achieved and the performance amounts earned, and will cause to be delivered the amount earned in either cash or shares, at the election of the Committee.

Except to the extent otherwise provided in the applicable performance unit agreement or the LTIP, all rights to receive cash or stock in settlement of performance units will be forfeited upon a participant’s termination of employment for any reason during the award cycle or before any applicable performance goals are satisfied, unless the Committee, in its discretion, waives any or all remaining payment limitations with respect to such participant’s performance units. However, the Committee may not waive the satisfaction of the applicable performance goals in the case of performance units that are “qualified performance-based awards” unless the participant’s employment is terminated by reason of death or disability or is terminated by TSFG without cause or by the participant for good reason.

Other Stock-Based Awards. Other awards of common stock and other awards that are valued by reference to, or otherwise based upon common stock, including (without limitation) dividend equivalents and convertible debentures, may also be granted under the LTIP, either alone or in conjunction with other awards.

Transferability of Awards and Repricing Policy. Awards are nontransferable other than by will or the laws of descent and distribution. However, in the discretion of the Committee, nonqualified stock options and stock appreciation rights may be transferred as expressly permitted by the Committee, including to members of the holder’s immediate family. The transfer may be made directly or indirectly or by means of a trust or partnership or otherwise. Stock options and stock appreciation rights may be exercised only by the initial holder, any such permitted transferee or a guardian, legal representative or beneficiary. Options and stock appreciation rights granted under the LTIP cannot be repriced without shareholder approval.

Change in Control. Unless provided otherwise by the Committee, in the event of a change in control (as defined in the LTIP), any option or stock appreciation right that is not then exercisable and vested will become fully exercisable and vested, any restrictions on shares of restricted stock will lapse, and performance units will be deemed earned and payable in full in cash. In addition, unless otherwise determined by the Committee, if a stock option or stock appreciation right holder’s employment is terminated by TSFG other than for cause, death or disability or if such holder voluntarily resigns for good reason during the two-year period following a change in control, such holder may exercise the option or stock appreciation right until at least the first anniversary of such termination, unless the term of the option expires first. If the Committee so provides, in the event of a change in control, a holder of a nonqualified stock option or a freestanding stock appreciation right may have the right, for 60 days after the change in control, to surrender all or part of the stock option or stock appreciation right and receive cash for the excess of (A) the greater of (i) the fair market value of a share of common stock at the time of surrender or (ii) the highest trading price of a share of common stock during the 60-day period preceding the change in control (or, under some circumstances, the value of the consideration for each share of common stock paid in the change of control, if higher) over (B) the exercise price of the stock option or strike price of the stock appreciation right, whichever is applicable.

Effectiveness, Amendments and Termination. The LTIP was effective in 2003 as of its approval by TSFG’s shareholders. The Board of Directors may at any time amend, alter, or discontinue the LTIP but may not impair the rights of a holder of outstanding awards without the holder’s consent except for an amendment made to comply with applicable law, stock exchange rules or accounting rules. No amendment may be made without the approval of TSFG’s shareholders to the extent such approval is required by applicable law or stock exchange rules. The Committee may amend the terms of any outstanding stock option or other award but no such amendment may cause a “qualified performance-based award” to cease to qualify for the Section 162(m) exemption or impair the rights of any holder without the holder’s consent except an amendment made to cause the LTIP or award to comply with applicable law, stock exchange rules or accounting rules. The Committee’s authority to amend any award is subject to the condition that the Committee may not cause any such award to cease to qualify as a

“qualified performance-based award.”

Federal Income Tax Consequences

The following is a summary of the federal income tax rules relevant to participants in the LTIP who receive options, based upon the Internal Revenue Code as currently in effect. These rules are highly technical and subject to change in the future. The following summary relates only to the federal income tax treatment of the awards and the state, local and foreign tax consequences may be substantially different. Stock options granted under the LTIP may be either nonqualified options or incentive options for federal income tax purposes.

Nonqualified Options. Generally, the optionee does not recognize any taxable income at the time of grant of a nonqualified option. Upon the exercise of the nonqualified option the optionee will recognize ordinary income, equal to the excess of the fair market value of the common stock acquired on the date of exercise over the exercise price, and will be subject to wage and employment tax withholding. TSFG will generally be entitled to a deduction equal to such ordinary income at the time that the employee recognizes such income. The optionee will have a capital gain or loss upon the subsequent sale of the stock in an amount equal to the sale price less the fair market value of the common stock on the date of exercise. The capital gain or loss will be long-term or short-term depending on whether the stock was held for more than one year after the exercise date. TSFG will not be entitled to a deduction for any capital gain realized. Capital losses on the sale of common stock acquired upon an option’s exercise may be used to offset capital gains.

Incentive Stock Options. Generally, the optionee will not recognize any taxable income at the time of grant or exercise of an option that qualifies as an incentive option under Section 422 of the Internal Revenue Code. However, the excess of the stock’s fair market value at the time of exercise over the exercise price will be included in the optionee’s alternative minimum taxable income and thereby may cause the optionee to be subject to an alternative minimum tax. The optionee will recognize capital gain or loss, measured by the difference between the stock sale price and the exercise price, when the shares are sold.

In order to qualify for the incentive option tax treatment described in the preceding paragraph, the optionee must be employed by TSFG continuously from the time of the option’s grant until three months before the option’s exercise and the optionee must not sell the shares until more than one year after the option’s exercise date and more than two years after its grant date. If the optionee does not satisfy these conditions, the optionee will recognize taxable ordinary income when the optionee sells the shares in an amount equal to the difference between the option exercise price and the lesser of (i) the fair market value of the stock on the exercise date and (ii) the sale price. If the sale price exceeds the fair market value on the exercise date, the excess will be taxable to the optionee as long-term or short-term capital gain depending on whether the optionee held the stock for more than one year. Notwithstanding the foregoing, incentive stock options will not be treated as incentive stock options to the extent that the aggregate fair market value of stock (determined as of the date of grant) with respect to which the options are first exercisable during any calendar year exceeds $100,000. TSFG will not be entitled to any deduction by reason of the grant or exercise of the incentive option or the sale of stock received upon exercise after the required holding periods have been satisfied. If the optionee does not satisfy the required holding periods before selling the shares and consequently recognizes ordinary income, TSFG will be allowed a deduction corresponding to the optionee’s ordinary income.

Withholding Taxes. Because the amount of ordinary income the optionee recognizes with respect to the receipt or exercise of an award may be treated as compensation that is subject to applicable withholding of federal, state and local income taxes and Social Security taxes, TSFG may require the optionee to pay the amount required to be withheld by TSFG before delivering to the individual any shares or other payment to be received under the LTIP. Arrangements for payment may include deducting the amount of any withholding or other tax due from other compensation, including salary or bonus, otherwise payable to the individual.

LTIP Data

It is impossible at the present time to indicate specifically the names of persons to whom future restricted stock awards or options will be granted, or the aggregate number of shares, within the limitations of the LTIP. Please refer to the information above under the caption “Outstanding Equity Awards at Fiscal Year End” for information regarding the issuance of awards under the LTIP during the 2007 year. All restricted stock units awards reflective in that table were made pursuant to the LTIP.

Vote Required

The LTIP requires the approval of holders of a majority of the votes cast by the TSFG shareholders with respect to its approval. Abstentions and broker non-votes will have no effect upon the vote on this matter.

Recommendation

Our Board of Directors unanimously recommends a vote “FOR” approval of the LTIP.

ITEM NO. 6 – APPROVAL OF TSFG’S

MANAGEMENT PERFORMANCE INCENTIVE PLAN

Introduction

We are seeking re-approval of our Management Performance Incentive Plan (the “MPIP”) for participants who are or are expected to be “covered employees” within the meaning of Section 162(m)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). This includes the Chief Executive Officer and the other Named Executive Officers set forth in the Summary Compensation Table above. No amendments to the MPIP are being proposed. Rather, this re-approval is being sought in order to comply with the provisions of Section 162(m) of the Code, which requires (among other things) that for compensation to “covered employees” to be deductible to the Company, shareholders must approve the plan at least every five years. The MPIP was initially approved at the 2003 Annual Meeting of Shareholders.

It is our intention that, upon approval by the shareholders of the MPIP, any amounts payable to “covered employees” under the MPIP will be fully deductible by TSFG under the provisions of Section 162(m) of the Code. It is our belief that the Management Performance Incentive Plan supports TSFG’s objective of paying for performance that increases shareholder value.

The following description of the material terms of the MPIP is qualified in its entirety by reference to the terms of the MPIP, a copy of which has been included in TSFG’s filings with the SEC and may be obtained from TSFG by writing to Investor Relations, 104 South Main Street, Greenville, SC 29601.

Description of the MPIP

Purpose and Administration. The MPIP is designed to provide a significant and variable economic opportunity to selected TSFG officers as a reflection of their individual and group contributions to the success of TSFG and its subsidiaries. The MPIP will be administered by the Compensation Committee of the Board or such other committee of the Board which is composed of not less than three outside Directors, each of whom will serve at the pleasure of the Board.

Eligibility. The Committee will, in its sole discretion, determine for each measurement period those officers of TSFG who are eligible to participate in the MPIP for such measurement period based upon each participant’s opportunity to have a substantial impact on the operating results of TSFG. The total number of employees currently eligible to participate in the MPIP is approximately 145.

Target Bonus. Prior to the commencement of a measurement period, the Committee will grant bonus award opportunities to the participants, some of whom may be “covered employees.” Payment of these awards will be conditioned upon satisfaction of specific performance goals measured over a “measurement period” established by the Committee prior to the time of grant. Awards will be paid in cash. The extent, if any, to which an award will be payable will be based upon the degree of achievement of such pre-established performance goals over such specified measurement period. However, the Committee may, in its sole discretion, reduce the amount which would otherwise be payable with respect to a measurement period (in which case the participant will have no right to receive the amount of such reduction, even if the performance goals are met). The target bonus is determined based upon the participant’s base salary as of the day immediately preceding the commencement of the measurement period. The maximum bonus payable to a participant for any measurement period is 250% of such participant’s annual base salary (as determined above) appropriately adjusted to reflect the length of such measurement period.

Measurement Period. The measurement period will be TSFG’s fiscal year, unless a shorter period is designated by the Committee at the time the performance goals are established with respect to a particular award. Measurement periods may not extend beyond one year.

Performance Goals. Under the MPIP, bonus awards may be based on TSFG’s stock price, market share, sales, earnings per share, return on equity, costs, operating income, marketing-spending efficiency, return on operating assets, return on assets, core non-interest income, and/or levels of cost savings during a specified measurement period.

Payment of an Award. At the time the award is granted, the Committee will prescribe a formula to determine the percentage of the target bonus that may be payable based upon the degree of attainment of the performance goals during the measurement period. If the minimum performance goals established by the Committee are not met, no payment will be made. To the extent that the minimum performance goals are met, and upon written certification by the Committee that the performance goals have been satisfied to a particular extent and any other material terms and conditions of the awards have been satisfied, payment will be made on the payment date in accordance with the prescribed formula unless the Committee determines, in its sole discretion, to reduce the payment to be made.

Maximum Payable. The maximum amount payable to a participant for any fiscal year of TSFG will be $2,500,000.

Termination of Employment. In the event that a participant’s employment is terminated, no amount will be payable unless their termination is due to death or disability. Participants who remain employed through the measurement period but whose employment is terminated prior to the payment date will be entitled to receive bonuses payable with respect to such measurement period, unless their employment is terminated for cause.

Amendment and Termination. The Board has the right to amend, modify or terminate the MPIP from time to time but no such amendment or modification may, without prior approval of TSFG’s shareholders, alter the business criteria on which the performance goals are based or increase the maximum amount payable under the MPIP, materially increase the amount available for awards, materially increase the benefits accruing to participants, materially modify the requirements regarding eligibility for participation in the MPIP or, without the consent of the participant affected, impair any award made prior to the effective date of the amendment, modification or termination.

Deferral Elections. The Committee may at its option establish procedures pursuant to which participants are permitted to defer the receipt of bonuses payable under the MPIP.

Vote Required

The MPIP requires the approval of holders of a majority of the votes cast by the TSFG shareholders with respect to its approval. Abstentions and broker non-votes will have no effect upon the vote on this matter.

Recommendation

Our Board of Directors recommends a vote “FOR” approval of the Management Performance Incentive Plan.

ITEM NO. 7 – A SHAREHOLDER PROPOSAL REGARDING A NON-BINDING

SHAREHOLDER VOTE TO RATIFY EXECUTIVE COMPENSATION

The Firefighters’ Pension System of the City of Kansas City, Missouri, Trust, of 12th Floor, City Hall, 414 East 12th Street, Kansas City, Missouri 64106, an owner of 6,500 shares of TSFG common stock as of the Record Date, has advised TSFG that it intends to present the following proposal and supporting statement at the Annual Meeting. In accordance with applicable proxy regulations, the proposal and supporting statement that are presented as received by TSFG and for which TSFG and our Board accept no responsibility, are set forth below.

RESOLVED, that shareholders of The South Financial Group request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

Investors are increasingly concerned about mushrooming executive compensation which sometimes appears to be insufficiently aligned with the creation of shareholder value. As a result, in 2007 shareholders filed more than 60 “say on pay” resolutions with companies, averaging a 42% vote where voted upon. In fact, seven resolutions received majority votes.

In addition, the advisory vote was endorsed by the Council of Institutional Investors and a survey by the Chartered Financial Analyst Institute found that 76% of its members favored giving shareholders an advisory vote. A bill to provide for annual advisory votes on compensation passed in the House of Representatives by a 2-to-1 margin.

AFLAC decided to present such a resolution to investors in 2009 and TIAA-CREF, the largest pension fund in the world, held its first Advisory Vote in 2007. As a result of discussions between investors and companies, a Working Group on the Advisory Vote was established to further study how such a practice would be implemented in the U.S. markets to provide advice to investors and companies alike.

We believe that existing U.S. corporate governance arrangements, including SEC rules and stock exchange listing standards, do not provide shareholders with sufficient mechanisms for providing input to Boards on senior executive compensation. In contrast to U.S. practices, in the United Kingdom, public companies allow shareholders to cast an advisory vote on the “directors’ remuneration report,” which discloses executive compensation. Such a vote isn’t binding, but gives shareholders a clear voice that could help shape senior executive compensation.

Currently U.S. stock exchange listing standards require shareholder approval of equity-based compensation plans; those plans, however, set general parameters and accord the compensation committee substantial discretion in making awards and establishing performance thresholds for a particular year. In our opinion, shareholders do not have any mechanism for providing ongoing feedback on the application of those general standards to individual pay packages.

Accordingly, we urge the board to allow shareholders to express their opinion about senior executive compensation by establishing an annual referendum process. The results of such a vote could provide our Board with useful information about shareholder views on the company’s senior executive compensation, as reported each year.

Position of the TSFG Board on Item No. 7

TSFG’s Board recommends that stockholders vote “AGAINST” the proposal set forth above for the following reasons:

•	TSFG already has a direct, effective process in place for its stockholders to communicate with the Board;
•	The proposal would create more confusion than clarity, to the detriment of TSFG stockholders; and
•	TSFG’s Board already has a very deliberate, thoughtful process for determining executive compensation.

The proponent’s assertion that TSFG shareholders do not have sufficient mechanisms for providing input to our Board on executive compensation is simply not true. TSFG stockholders may directly contact any or all of our Board members. As set forth above under “Corporate Governance Matters — Communications from Shareholders Directors”, TSFG stockholders may contact any director via email at directorcommunications@thesouthgroup.com or through writing Board members at the following address: c/o Corporate Secretary; The South Financial Group, Inc.; 104 S. Main Street, Greenville, SC 29601. The Board believes this is the most effective means for TSFG stockholders to provide input to it on any subject of interest to stockholders, including executive compensation. And, as a matter of fact, shareholders do contact Board and management members regarding various matters, including executive compensation, routinely.

The Board also believes that the proposal is a less effective method of influencing the Board because it is an inefficient manner of expressing support or criticism of executive compensation. The Board believes direct communications are more effective and accurate because it allows stockholders to voice specific observations or objections directly to Board members before decisions are made, as opposed to voting on the results of those decisions. The Board believes that the advisory vote in the proposal will not provide the Compensation Committee with meaningful insight into specific stockholder concerns that it could address when considering TSFG’s compensation program.

Stated differently, rather than simplify communications with the Board, the Board believes that the proposal would create confusion as to how the Board or the Compensation Committee should interpret the results of the non-binding referendum. The lack of specificity as to the meaning of the vote minimizes any benefits the proposal seeks to employ. Stockholders vote “for” or “against” matters for many different reasons and the Board and the Compensation Committee would be left attempting to interpret the results under the proposed referendum. For example, if stockholders vote in favor of the executive compensation, the Compensation Committee is not able to determine if the vote signifies approval of TSFG’s overall practices or if the vote merely signifies approval of a particular individual’s compensation or a particular component of the total compensation. Conversely, if stockholders voted against the executive compensation, the Compensation Committee does not have clarity with what aspect of executive compensation stockholders did not agree. Instead of encouraging stockholders to take advantage of TSFG’s current direct communication policy, the proposal advocates substituting a narrower, more confusing and less effective mechanism.

To TSFG’s knowledge, none of our peer financial institutions is bound by such a proposal. And therefore, the Board believes this would make it more difficult for TSFG to attract and retain senior management. Human capital is on of TSFG’s most important assets, and we believe that adoption of the proposal could lead to a perception among senior executives and top producers that compensation opportunities at TSFG may be limited or negatively affected by the advisory vote when compared to our competitors.

In addition, we believe that the new SEC guidelines regarding executive compensation disclosure provide stockholders with sufficient means for understanding executive pay programs. These SEC guidelines are designed to promote clarity, thoroughness, and consistency with respect to compensation disclosures for Named Executive Officers, and were finalized after taking into account the views expressed in over 20,000 comment letters. We believe that the high degree of transparency provided by these guidelines helps ensure that stockholders’ interests are properly served with respect to executive compensation.

As outlined in the “Compensation Discussion & Analysis” section of this Proxy Statement, the Compensation Committee has a very deliberate and thoughtful process for setting compensation targets and determining awards for TSFG’s executives. Executive compensation determinations are complex and the Committee exercises great care and discipline in its analysis and decision-making. The Compensation Committee has also engaged an independent, executive compensation expert whose firm has no other business relationship with TSFG. The advice of this expert is used in establishing peer groups, compensation targets and determining awards. An unstructured, undefined referendum simply does not inform or advance this process.

In summary, the Compensation Committee is charged with exercising its fiduciary duties to set compensation that is in the best interests of TSFG’s stockholders. This responsibility should not be subject to stockholder vote after the fact.

ACCORDINGLY, TSFG’S BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” THIS PROPOSAL. Unless indicated to the contrary, proxies will be voted “AGAINST” this Proposal.

ITEM NO. 8 – RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS TSFG’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2008

The Board of Directors recommends the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for TSFG and its subsidiaries for fiscal year 2008 and to audit and report to the shareholders upon the financial statements and internal controls of TSFG as of and for the period ending December 31, 2008.

Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, and such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions that the shareholders may have. Neither the firm nor any of its members has any relation with TSFG except in the firm’s capacity as auditors or as advisors. The appointment of auditors is approved annually by the TSFG Board and, commencing with fiscal year 2003, subsequently submitted to the shareholders for ratification. The decision of the Board is based on the recommendation of the Audit Committee.

Ratification requires the approval of holders of a majority of the votes cast by the TSFG shareholders with respect to this matter. Abstentions and broker non-votes will have no effect upon the vote on this matter.

The Board unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors.

RELATED PERSON MATTERS

Related Person Transactions

TSFG’s Directors and officers and their associates have had, and TSFG expects them to have in the future, banking transactions in the ordinary course of business with TSFG’s banking subsidiaries. These transactions are on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated third parties. Such loans have not involved more than normal risks of collectibility nor have they presented any other unfavorable features. The aggregate dollar amount of these loans was approximately $25.2 million at December 31, 2007. During 2007, new loans of approximately $5.2 million were made, and repayments of principal totaled approximately $21.6 million.

Related Party Policy

All “Interested Transactions” with “Related Parties” are subject to certain policy guidelines adopted by the board of directors. An “Interested Transaction” is generally any transaction (broadly defined) in which (1) more than $100,000 per year is involved, (2) TSFG is a participant, and (3) any Related Party has a direct or indirect interest. A “Related Party” is generally a person who (1) is an executive officer, Director or nominee, (b)

beneficially owns 5% or more of TSFG’s common stock, or (c) an immediate family member of any of the foregoing. Under the Policy, the Nominating and Corporate Governance Committee is required to review all Interested Transactions in advance. However, if advance approval is not feasible, then the Interested Transaction shall be considered subsequently, and, if appropriate, ratified. In reviewing an Interested Transaction, the Nominating and Corporate Governance Committee may take into account whatever factors it deems appropriate, including comparable third party transactions and the extent of the Related Person’s interest in the transaction.

Certain types of Interested Transactions have been pre-approved, including employment contracts which would be reportable with the SEC if the person were a Named Executive Officer, any Director compensation reportable in TSFG’s proxy statement, transactions with another company at which a Related Person is only an employee and not a control person, and which does not exceed certain dollar and revenue percentage thresholds, certain charitable contributions, transactions where the all shareholders receive proportional benefits, transactions involving competitive bids, transactions which are subject to governmental regulation as to pricing and banking transactions subject to the Federal Reserve Board’s Regulation O and other applicable banking laws.

MISCELLANEOUS MATTERS RELATING TO THE ANNUAL MEETING

Householding of Proxy Statement, Form 10-K and Annual Report

Our stock transfer agent and a number of brokers with accountholders who are owners of TSFG common stock will be “householding” our proxy materials. This means that only one copy of this Proxy Statement, the 2007 Annual Report to Shareholders and the Annual Report on Form 10-K may have been sent to you and the other TSFG shareholders who share your address. Householding is designed to reduce the volume of duplicate information that shareholders receive and reduce TSFG’s printing and mailing expenses.

If your household has received only one copy of these materials, and you would prefer to receive separate copies of these documents, either now or in the future, please call our transfer agent (Registrar and Transfer Company) at 800-368-5948 or e-mail them at info@rtco.com. They will deliver separate copies promptly. If you are now receiving multiple copies of our proxy materials and would like to have only one copy of these documents delivered to your household in the future, please contact Registrar and Transfer Company in the same manner.

EXPENSES OF SOLICITATION

TSFG will bear the cost associated with this solicitation, including the cost of preparing, handling, printing and mailing these proxy materials. Proxies will be solicited principally through these proxy materials. Proxies may also be solicited by telephone or through personal solicitation conducted by regular TSFG employees. Employees will be reimbursed for the actual out-of-pocket expenses incurred in connection with such solicitation. Banks, brokers and other custodians are requested to forward these proxy materials to their customers where appropriate, and TSFG will reimburse such banks, brokers and custodians for their reasonable out-of-pocket expenses incurred in sending these proxy materials to beneficial owners of the shares.

The Company has also engaged the firm of Innisfree M&A, Incorporated (“Innisfree”) as proxy solicitors to assist the Company in this proxy solicitation. Employees of Innisfree may contact shareholders by mail, by telephone or through personal solicitation. The Company expects to pay Innisfree a fee of $20,000 plus expenses and fees for additional services as required.

PROPOSALS BY SHAREHOLDERS FOR 2009 ANNUAL MEETING

A shareholder who wishes to either (1) present a proposal for inclusion in the proxy materials relating to TSFG’s Annual Meeting of Shareholders to be held in 2009 or (2) propose one or more Director nominees for consideration by the Nominating and Corporate Governance Committee, should submit his or her proposals on or before November 28, 2008, to the Corporate Secretary of The South Financial Group, 102 S. Main Street, Greenville, South Carolina 29601. After that date, a proposal will not be considered timely. Shareholders submitting proposals for inclusion in the proxy statement and form of proxy must comply with the proxy rules under the Securities Exchange Act of 1934, as amended, and all shareholders submitting proposals must comply with the Bylaw requirements described below.

The Bylaws of TSFG require timely advance written notice of shareholder nominations of Director candidates and of any other proposals to be presented at an annual meeting of shareholders. In the case of Director nominations by shareholders, the Bylaws require that a shareholder’s notice be delivered to the principal executive offices of TSFG during the period of time from the 30th day to the 60th day prior to the annual meeting of shareholders at which Directors are to be elected, unless such requirement is expressly waived in advance of the meeting by formal action of the Board of Directors. In the case of other proposals by shareholders at an annual meeting, the Bylaws require that advance written notice be delivered to TSFG’s Corporate Secretary (at the address indicated above). To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of TSFG between the 60th and 90th days prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, such shareholder notice must be so delivered between the 60th and 90th days prior to such annual meeting or within 10 days following the day on which public announcement of the date of such meeting is first made by TSFG. Such written notification to the Board must contained certain information about the shareholder making the proposal (as detailed in TSFG’s Bylaws) and otherwise comply with the procedure set forth in TSFG’s Bylaws. A copy of the Bylaws is available upon request to the Corporate Secretary of TSFG at the address indicated above.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires TSFG’s Directors, executive officers and 10% shareholders to file reports of holdings and transactions in TSFG common stock with the SEC. Based on a review of Section 16(a) reports received by TSFG and written representations from its Directors and executive officers, TSFG believes that all of its executive officers, Directors and 10% shareholders have made all filings required under Section 16(a) for 2007 in a timely manner, except as follows: (1) Mr. Hummers, a Director of the Company, filed one late Form 4 reporting the exercise of stock options in March 2007; (2) Mr. Pritchett, a Director of the Company, filed one late Form 4 related to the sale of stock held by affiliated entities in April 2007, (3) Mr. Sperry, an executive officer of the Company, filed one late Form 4 reporting the sale of stock in August 2007; (4) Mr. Terry, an executive officer of the Company, filed one late Form 4 reporting the acquisition of stock through an IRA account in November 2007; and (5) Mr. Whittle, a Director and executive officer of the Company, filed one late Form 4 reporting the exercise of a stock option in August 2007.

FINANCIAL INFORMATION

TSFG’s 2007 Annual Report to Shareholders and Annual Report on Form 10-K for the year ended December 31, 2007 (without exhibits) are enclosed. Additional copies may be obtained upon request from The South Financial Group, Post Office Box 1029, Greenville, South Carolina 29602, Attention: Investor Relations Department. Copies may also be obtained online at www.thesouthgroup.com.

March 28, 2008	By order of the Board of Directors,

William P. Crawford, Jr.
Secretary

EXHIBIT A – PROPOSED AMENDMENTS TO TSFG’S ARTICLES OF INCORPORATION

It is proposed that the following provisions be ADDED to the Company’s Articles of Incorporation:

Any plan of merger, share exchange, sale of substantially all the company’s assets, consolidation or dissolution to be adopted must be approved by (1) a majority of the votes entitled to be cast on the plan, regardless of the class or voting group to which the shares belong, and (2) a majority of the votes entitled to be cast on the plan within each voting group entitled to vote as a separate voting group on the plan. This majority vote standard is adopted in lieu of the two-thirds vote standard set forth in Sections 33-11-103(e), 33-11-102(e) and 33-14-102(f) of the South Carolina Business Corporation Act of 1988, as amended.

It is proposed that the following existing provisions be REMOVED from the Company’s Articles of Incorporation:

These Articles of Incorporation require the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding stock of the Corporation entitled to vote for approval if (a) this Corporation merges or consolidates with any other corporation, or if (b) this Corporation sells or exchanges all or a substantial part of its assets to or with any other corporation, or if (c) this Corporation issues or delivers any stock or other securities of its issue in exchange or payment for any properties or assets of any other corporation, or securities issued by any other corporation, or in a merger of any subsidiary of this Corporation (80% or more of the common stock of which is held by this Corporation) with or into any other corporation; provided, however, that the foregoing shall not apply to any plan of merger or consolidation, or sale or exchange of assets, or issuance or delivery of stock or other securities which was approved (or adopted) and recommended without condition by the affirmative vote of not less than eighty percent (80%) of the directors, nor shall it apply to any such transaction solely between this Corporation and another corporation fifty percent (50%) or more of the voting stock of which is owned by this Corporation. The Board of Directors shall be permitted to condition its approval (or adoption) of any plan of merger or exchange of assets, or issuance or delivery of stock or securities upon the approval of holders of eighty percent (80%) of the outstanding stock of this Corporation entitled to vote on such plan of merger or consolidation, or sale or exchange of assets, or issuance or delivery of stock or securities. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise; and, in computing the percentage of outstanding voting stock beneficially owned by any person, the shares outstanding and the shares owned shall be determined as of the record date fixed to determine the stockholders entitled to vote or express consent with respect to such proposal. The stockholder vote, if any, required for mergers, consolidations, sales or exchanges of assets or issuances of stock or other securities not expressly provided for in these Articles of Incorporation, shall be such as may be required by applicable law. A “substantial part” of the Corporation’s assets shall mean assets the book value of which constitutes more than twenty percent (20%) of the book value, or the fair market value of which constitutes more than twenty percent (20%) of the fair market value, of the total assets of the Corporation and its subsidiaries taken as a whole.

The Articles of Incorporation require the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting securities of the Corporation to remove any Director or the entire Board of Directors without cause.

The Articles of Incorporation require the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting securities of the Corporation to approve the dissolution of the Corporation, unless not less than eighty percent (80%) of the Directors approve such dissolution, in which case approval by affirmative vote of the holders of a majority of the outstanding voting securities of the Corporation shall be sufficient.

The Articles of Incorporation require the affirmative vote of the holders of not less than eighty percent (80%) of the outstanding voting securities of the Corporation to amend the provisions of the Articles of Incorporation set forth in Paragraphs (c) through (h) hereinabove, unless not less than eighty percent (80%) of the Directors approve such amendment, in which case approval by affirmative vote of the holders of two-thirds (2/3) of the outstanding voting securities of the Corporation shall be sufficient.

A-1

EXHIBIT B – TSFG STOCK OPTION PLAN

1.	PURPOSE OF PLAN

This TSFG Stock Option Plan (the “Plan”) amends and restates the existing Third Amended and Restated Stock Option Plan of The South Financial Group, Inc. (the “Company”) in 1986, as it has been amended by subsequent amendments.

The Plan is intended to serve as an employment incentive to, and to encourage stock ownership by, certain employees of the Company or any of its subsidiaries (“Subsidiaries”), who are largely responsible for the management growth and protection of the Company’s business and who are making substantial contributions to the successful growth of the Company.

It is contemplated that the Company’s Board of Directors (the “Board”) and/or Committee (as defined below) may utilize the availability of options granted hereunder (“Options”) to fund other compensation plans of the Company, subject, in all cases, to compliance with the terms hereof and applicable law.

2.	ADMINISTRATION AND DEFINITIONS

a.         The Plan shall be administered by the Compensation Committee of the Board (the “Committee”), which shall be composed solely of all members thereof who are “non-employee directors” as defined in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, or any applicable successor rule or regulation (“Rule 16b-3”). All authority of the Board under the Plan may be exercised by the Committee.

b.         The Board or Committee shall have complete authority to: (i) interpret all terms and provisions of the Plan consistent with law, (ii) select from the group of officers and key employees eligible to participate in the Plan the officers and key employees to whom Options shall be granted, (iii) within the limits established herein, determine the number of shares to be subject to Options and the term of each Option granted to officers and key employees, (iv) prescribe the form of instruments evidencing Options, (v) determine the time or times at which Options shall be granted to officers or key employees, (vi) determine the method of exercise of Options granted to officers or key employees under the Plan, (vii) adopt, amend and rescind general and special rules and regulations for the Plan’s administration, and (viii) make all other determinations necessary or advisable for the administration of this Plan. The Board or Committee may designate selected Board or Committee members or certain employees of the Company to assist the Board or Committee in the administration of the Plan and may grant authority to such persons to execute documents on behalf of the Board or Committee, subject in each such case to the requirements of Rule 16b-3. No member of the Board or Committee or employee of the Company assisting the Board or Committee pursuant to the preceding paragraph shall be liable for any action taken or determination made in good faith.

c.         For purposes of this Plan, “Change of Control” and “Disability” shall be the same as such terms are defined from time to time in the Company’s Long Term Incentive Plan.

d.         The Board or Committee may adopt a form of Option Award Agreement, which may be amended from time to time, consistent with the terms of the Plan.

3.	COMMON STOCK SUBJECT TO THE PLAN

The stock subject to the Plan shall be shares of the Company’s common stock, par value $1.00 per share (“Common Stock”) authorized for issuance by the shareholders of the Company but not issued at the time of the grant, or shares of Common Stock which shall have been reacquired by the Company. Subject to adjustment in accordance with the provisions of Section 5 hereof, the total amount of the Common Stock of the Company which may be issued pursuant to grants under the Plan shall not exceed in the aggregate 5,200,000 shares. Any shares subject to an Option, which Option for any reason expires or is terminated unexercised as to such shares, may again be subjected to an Option under the Plan. The Board or Committee will maintain records showing the cumulative total of all shares subject to Options outstanding under this Plan.

4.	GRANT OF OPTIONS

a.         Eligibility and Factors to be Considered in Granting Options. The individuals who shall be eligible to participate in the Plan shall be such employees as the Board or Committee shall determine from time to time. However, participation shall be limited to those officers and key employees of the Company or any of its Subsidiaries who will have, or possess the potential of having, the greatest impact on the Company’s long-term performance. No member of the Board who is not an employee of the Company shall be eligible to receive Options under this Plan. Options may be granted under this Plan only for a reason connected with an officer’s or key employee’s employment by the Company. In making any determination as to the officers and key employees to whom Options shall be granted hereunder and as to the number of shares to be subject thereto, the Board or Committee shall take into account, in each case, the level and responsibility of the person’s position, the level of the person’s performance, the person’s level of compensation, the assessed potential of the person and such additional factors as the Board or Committee shall deem relevant to the accomplishment of the purposes of the Plan. The Board or Committee may also utilize guidelines set forth in other compensation plans of the Company in determining any matters related to the grant of Options hereunder, provided that the use of such guidelines comports with applicable law.

b.         Allotment of Shares. Options granted hereunder may, at the discretion of the Board or Committee, be: (i) Options which are intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) Options which are not intended so to qualify under Section 422 of the Code, or (iii) both of the foregoing, if granted separately, and not in tandem. Each Option granted under this Plan must be clearly identified as to its status as an incentive stock option or not. Options granted hereunder may be allotted to participants in such amounts, subject to the limitations specified in this Plan, as the Board or Committee, in its sole discretion, may from time to time determine. In the case of Options intended to be incentive stock options, the aggregate Fair Market Value (determined at the time of the Options’ respective grants) (as defined below) of the shares with respect to which incentive stock options are exercisable for the first time by a participant hereunder during any calendar year (under all plans taken into account pursuant to Section 422(d) of the Code) shall not exceed $100,000. Options hereunder not intended to qualify as incentive stock options under Section 422 of the Code may be granted to any Plan participant without regard to the Section 422(d) limitations.

c.         Option Price. The exercise price of each share of stock covered by an option granted hereunder shall be equal to or greater than the Fair Market Value per share of the Company’s Common Stock on the date of grant. If the stock is traded in the over-the-counter market, such Fair Market Value shall be deemed to be closing price on such day as reported by NASDAQ. If the stock is traded on an exchange, such Fair Market Value shall be deemed to be the closing price reported by that exchange on such day.

d.         Time of Granting Options. The date of grant of an Option hereunder shall be the date on which the Board or Committee makes the determination of granting such Option or such later date as shall be specified by the Board or Committee, provided, however that in the case of an option (1) originally granted by a company to which the Company is a successor (by merger or otherwise) of the obligations of such option and (2) which the Company has elected to treat as being issuable under the Plan, the date of grant shall be the date on which such option was originally granted by the predecessor company. Notice of the determination shall be given to each officer or key employee to whom an Option is so granted within a reasonable time after the date of such grant.

e.         Duration and Exercise of Options. The Option term shall be ten (10) years from the date the Option is granted, except that such term shall be reduced with respect to any Option as outlined below in the event of death or termination of employment or voluntary retirement of the optionee; provided that in the case of a Change in Control, the expiration date and the dates on which any part of the Option shall be exercisable for all of the shares covered thereby may be accelerated, such the Option shall expire not less than one month after consummation of such merger, consolidation, dissolution or liquidation, but the effectiveness of such acceleration, and any exercise of the Option pursuant thereto in excess of the number of shares for which it would have been exercisable in the absence of such acceleration, shall be conditioned upon the consummation of such merger, consolidation, dissolution or liquidation.

f.         The exercise of any Option and the delivery of the optioned shares shall be contingent upon receipt by the Company of the full exercise price and any amount required to be withheld by the Company under applicable tax laws in connection with the exercise of the Option. The exercise price may be paid (i) in cash or by check, or (ii) through delivery of shares of Common Stock and/or fully vested, in-the-money options with an aggregate Fair Market Value on the date of exercise equal to the exercise price of the shares being purchased, or (iii) through any combination of the foregoing methods. At any time when the Company is required to withhold any amount under applicable tax laws in connection with the exercise of an Option, the Company may, in its sole discretion, accept payment of the withholding amount in shares of Common Stock and/or fully vested, in-the-money options having a Fair Market Value on the date of exercise of the Option equal to the amount required to be withheld. No Option may be exercised after termination of employment of the optionee except as hereinafter provided or as otherwise approved by the Board or the Compensation Committee.

g.         Unless the Board or Committee expressly states otherwise in the award agreement (as it may be amended by mutual consent), Options shall be exercisable on a cumulative basis for 20% of the shares covered thereby on each of the first five anniversaries of the grant thereof. Unless the Board or Committee expressly states otherwise in the award agreement, Options granted under the Plan may be exercised, if otherwise timely, (a) within three months after voluntary retirement (other than voluntary retirement by reason of disability) of the optionee at or after the age of 60 years, if such voluntary retirement occurs on or after one year following the grant of any Option, and (b) within three months after voluntary retirement occurring at any age by reason of disability. Notwithstanding the foregoing, in the event that an optionee is terminated for cause, all existing options held by such optionee shall terminate immediately.

h.         Unless the Board or Committee expressly states otherwise in the award agreement (as it may be amended by mutual consent), if an optionee shall die while employed by the Company or within three months after voluntary retirement from employment with the Company, such Option may be exercised (to the extent that the optionee would have been entitled to do so at the date of his death) by the legatees, personal representative or distributees of the optionee during the balance of the term thereof, or within one year of the date of the optionee’s death, whichever is shorter. Notwithstanding anything to the contrary herein, for a period of six months commencing on the date of grant of an Option hereunder to a participant, such participant may not sell any shares of Common Stock acquired upon exercise of such Option.

5.	RECAPITALIZATION

The aggregate number of shares of Common Stock which may be granted from time to time hereunder and the aggregate number of shares of Common Stock which may be granted to any one person shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock of the Company resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Company, if any; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. In the event of a change in the Company’s Common Stock which is limited to a change in the par value thereof, or from par value to no par value, without increase in the number of issued shares, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of the Plan.

6.	ASSIGNABILITY

No Option granted hereunder shall be assignable except as specifically provided herein. Notwithstanding anything to the contrary herein, no Option granted hereunder shall be transferable by him or her except: (i) by will, (ii) by the laws of descent and distribution, or (iii) pursuant to a qualified domestic relations order as defined by the Code or in Title I of the Employee Retirement Income Security Act, or the rules thereunder. In the case of an Option intended to be an incentive stock option, such Option shall not be transferable by a participant other than by will or the laws of descent and distribution and during the optionee’s lifetime shall be exercisable only by him or her. No Option, right, or privilege hereunder shall be subject to execution, attachment, or similar process. Upon any attempt so to transfer, assign, pledge, hypothecate or otherwise dispose of the Option, or of any right or privilege conferred thereby contrary to the provisions hereof, or upon the levy of any attachment or similar process upon such Option, right or privilege, the Option and such rights and privileges shall immediately become null and void.

7.	LISTING AND REGISTRATION OF SHARES

Each Option shall be subject to the requirement that if at any time the Board or Committee shall determine, in its discretion, that the listing, registration, or qualification of the shares covered thereby upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the granting of such Option or the issue or purchase of shares thereunder, such Option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Board or Committee.

8.	EXPIRATION AND TERMINATION OF THE PLAN

Options may be granted under the Plan at any time or from time to time as long as the total number of shares optioned or purchased under this Plan does not exceed the number of shares of Common Stock specified in Section 3 hereof. The Plan may be abandoned or terminated at any time by the Board or Committee except with respect to any Options then outstanding under the Plan. No Option shall be granted pursuant to the Plan after ten years from the effective date of the Plan.

9.	AMENDMENT OF PLAN

The Board or Committee may at any time and from time to time modify and amend the Plan (including such form of option agreement) in any respect; provided, however, that no such amendment shall: (a) increase (except in accordance with Section 5) the maximum number of shares for which Options may be granted under the Plan either in the aggregate or to any individual employee, or (b) reduce (except in accordance with Section 5) the minimum Option prices which may be established under the Plan, or (c) extend the term or terms during which Options may be granted or exercised. The termination of any modification or amendment of the Plan shall not, without the consent of an employee, affect his rights under an Option theretofore granted to him.

10.	EFFECTIVE DATE OF THE PLAN

The effective date of this Plan shall be upon its approval at the Company’s 2008 Annual Meeting of Shareholders.

THE SOUTH FINANCIAL GROUP, INC.

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of The South Financial Group, Inc.

Common Stock for the upcoming Annual Meeting of Shareholders.

PLEASE REVIEW THE PROXY STATEMENT

AND VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone – Please call toll-free in the U.S. or Canada at 1-866-855-9697, on a touch-tone telephone. If outside the U.S. or Canada, call 1-215-521-1343. Please follow the simple instructions.

OR

2.	Vote by Internet – Please access https://www.proxyvotenow.com/tsfg, and follow the simple instructions. Please note you must type an “s” after http.

You may vote by telephone or Internet 24 hours a day, 7 days a week.

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.

OR

3.	Vote by Mail – If you do not wish to vote by telephone or over the Internet, please complete, sign, date and return the proxy card in the envelope provided, or mail to: The South Financial Group, Inc. c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED ▼

THE SOUTH FINANCIAL GROUP, INC.

The undersigned shareholder of The South Financial Group, Inc., hereby revoking all previous proxies, hereby appoints William P. Crawford, Jr. and Mack I. Whittle, Jr. and each of them, the attorneys of the undersigned, with power of substitution, to vote all stock of The South Financial Group, Inc. standing in the name of the undersigned upon all matters at TSFG’s Annual Meeting to be held in the Gunter Theatre, Peace Center for the Performing Arts, 300 South Main Street, Greenville, SC on Tuesday, May 6, 2008 at 10:30 a.m. and at any adjournments thereof, with all powers the undersigned would possess if personally present, and without limiting the general authorization and power hereby given, directs said attorneys or either of them to cast the undersigned’s vote as specified in this instruction card.

This proxy is solicited on behalf of the Board of Directors of The South Financial Group, Inc. If not otherwise specified, this proxy will be voted for approval of Proposals 1, 2, 3, 4, 5, 6 and 8 and against Proposal 7.

(Continued and to be signed and dated on the reverse.)

PLEASE VOTE TODAY!

SEE REVERSE

SIDE FOR THREE EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE, AND SIGN, DATE AND RETURN IN THE ENVELOPE PROVIDED ▼

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 5, 6, AND 8. YOUR BOARD RECOMMENDS A VOTE “AGAINST” PROPOSAL 7.

1.	ELECTION OF DIRECTORS set forth below (except as marked to the contrary below) and to set the number of directors at 14 persons:

Nominees:
(01) Michael R. Hogan	(02) Jon W. Pritchett	(03) Edward J. Sebastian
(04) John C. B. Smith, Jr.	(05) Mack I. Whittle, Jr.

For	Withhold All	For All Except
☐	☐	☐

INSTRUCTION: To withhold authority to vote for any Nominee(s), mark “For All Except” and write that Nominee(s’) name(s) or number(s) in the space provided below.

2.	Proposal to amend TSFG’s Articles of Incorporation to replace supermajority voting provisions with majority voting provisions.

For	Against	Abstain
☐	☐	☐

3.	Proposal to amend TSFG’s Articles of Incorporation to phase out TSFG’s “classified” board structure.

For	Against	Abstain
☐	☐	☐

4.	Proposal to approve TSFG’s Stock Option Plan, including amendments to increase the shares available for issuance thereunder by 500,000.

For	Against	Abstain
☐	☐	☐

5.	Proposal to approve TSFG’s Long Term Incentive Plan.

For	Against	Abstain
☐	☐	☐

6.	Proposal to approve TSFG’s Management Performance Incentive Plan.

For	Against	Abstain
☐	☐	☐

7.	Proposal to approve a shareholder proposal regarding a non-binding shareholder vote to ratify executive compensation.

For	Against	Abstain
☐	☐	☐

8.	Proposal to ratify the appointment of PricewaterhouseCoopers LLP as TSFG’s independent registered public accounting firm for fiscal year 2008.

For	Against	Abstain
☐	☐	☐

9.	At their discretion upon such other matters as may properly come before the Annual Meeting and any adjournment.

Date: _________________, 2008

______________________
Signature

______________________
Signature (if held jointly)

______________________
Title(s), if any

Please sign this instruction card as your name or names appear hereon. If stock is held jointly, signature should appear for both names. When signing as attorney, administrator, trustee, guardian or agent, please indicate the capacity in which you are acting. If stock is held by a corporation, please sign in full corporate name by authorized officer and give title of office.